Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259179

PROSPECTUS

AELUMA, INC.

11,010,002 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 11,010,002 shares of Common Stock of Aeluma, Inc., a Delaware corporation (the “Company”), $0.0001 par value per share (the “Common Stock”). The selling stockholders may sell all or a portion of the shares being offered pursuant to this Prospectus at a fixed price of $2.00 per share, until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops. After that time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

For the details about the selling stockholder, please see “Selling Stockholders.” The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time through the means described in this prospectus under the section titled “Plan of Distribution.” Any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum amount of any compensation to be received by any FINRA member will not be greater than an amount that is considered fair and reasonable for the sale of any securities being registered. Each selling stockholder has informed us that it does not as of the date hereof have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. The Selling Stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The shares are being registered to permit the selling stockholder, or its respective pledgees, donees, transferees or other successors-in-interest, to sell the shares from time to time in the public market. We do not know when or in what amount the selling stockholder may offer the securities for sale. The selling stockholder may sell some, all or none of the securities offered by this prospectus.

We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholder that are covered by this prospectus.

There is not currently, and there has never been, any established public trading market for any of our securities. Our common stock is not currently eligible for trading on any national securities exchange, including the Nasdaq Stock Market, or any over-the-counter markets, including the OTC Markets-OTCQB tier, or the OTCQB. In connection with this offering, we intend to have a registered broker-dealer apply to have our common stock quoted on the OTCQB or another OTC system. We cannot assure you that our common stock will become eligible for trading on any exchange or market. During the offering, until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops, of which there can be no guarantee, the selling stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share. After that time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices through the means described in this prospectus under the section titled, “Plan of Distribution.”

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”, carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” starting on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 20, 2022

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless the context otherwise requires, the terms “Aeluma,” “we,” “us” and “our” in this prospectus refer to Aeluma, Inc., and “this offering” refers to the offering contemplated in this prospectus.

i

PROSPECTUS CONVENTIONS & DEFINITIONS

Except where the context otherwise requires and for purposes of this prospectus only:

“CMOS” refers to complementary metal oxide semiconductor, a widely used semiconductor transistor architecture;

“Common Stock” is the Common Stock of Aeluma, Inc., $.0001 par value;

“InGaAs” refers to indium gallium arsenide, a compound semiconductor material commonly used for detectors and lasers;

“InP” is to indium phosphide, a compound semiconductor material and substrate for InGaAs and other related compound semiconductors;

“Lidar” refers to light detection and ranging, a remote sensing technique for measuring distance to an object and to generate 3D images;

“MOCVD” refers to metalorganic chemical vapor deposition;

“NIR” refers to near infrared;

“Optoelectronic” refers to electronic devices and systems that source, detect or control electromagnetic radiation (light);

“Silicon” refers to semiconductor material widely used for microelectronics;

“SPAD” refers to single photon avalanche diode, a photodetector capable of detecting low intensity signals;

The terms “we,” “us,” “our,” “the Company,” “our Company” or “Aeluma” refers to Aeluma, Inc., a Delaware corporation, and all of the Subsidiaries as defined herein unless the context specifies, after the merger that occurred on June 22, 2021, as further described below;

“Subsidiary” or “Subsidiaries,” refer to Aeluma Operating Co., sometimes referred to as “Biond”;

“SWIR” refers to shortwave infrared; and,

“VCSEL” refers to vertical cavity surface emitting laser, a laser utilized for communications and sensing applications.

All references to “U.S. dollars”, “dollars”, and “$” are to the legal currency of the U.S.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market and industry conditions and market share from third-party sources or based upon estimates using such sources when available. We have not, directly or indirectly, sponsored or participated in the publication of any of such materials. We believe that such information and estimates are reasonable and reliable. We also assume the information extracted from publications of third-party sources has been accurately reproduced. We understand that the Company would be liable for the information included in this prospectus if any part of the information was incorrect, misleading or imprecise to a material extent.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Company Overview

We develop novel optoelectronic devices for sensing and communications applications. Aeluma has pioneered a technique to manufacture devices using high performance compound semiconductor materials on large diameter silicon wafers that are commonly used to manufacture mass market microelectronics. This enables cost effective manufacturing of high-performance photodetector array circuits for imaging applications in mobile devices. These devices may be used as image sensors that generate an image by detecting light, in a manner similar to a digital camera taking pictures. Our devices may incorporate additional functionality for 3D image capture when integrated into various system architectures. This technology has the potential to enhance the performance and capability of camera image sensors, Lidar, augmented reality, facial recognition, and other applications. Aeluma has acquired a key piece of manufacturing equipment, an MOCVD tool, and has headquarters in Goleta, CA with a manufacturing cleanroom to house this equipment.

Because we will leverage compound semiconductor materials including InGaAs, our devices may operate out to longer wavelengths, up to at least 1600 nm, which is advantageous for a number of reasons including eye safety. Beyond 1400 nm is considered eye safe at significantly higher optical power levels relative to that at shorter wavelengths. Therefore, for Lidar sensing systems, the range (the detectable object distance) can be increased significantly. Operating at specific longer wavelengths (for example, near 1550 nm) also enables imaging both in low light (dark) conditions, as well as in direct sunlight. Therefore, images could be captured outdoors and in various conditions.

Our Mission

Aeluma aims to disrupt the image sensors markets with proprietary sensors that seek to have higher performance and added capability. The sensors that are being developed by Aeluma are based on high performance nanomaterials and large diameter silicon wafer manufacturing that lends itself to larger volumes and low cost, both of which are important for mass market applications. Aeluma’s technology may become enabling for applications including 3D imaging, Lidar, AR/VR, industrial vision, defense and aerospace, and advance camera.

Corporate Structure

We were incorporated as Parc Investments, Inc. in the State of Delaware on August 21, 2020. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On June 22, 2021, our board of directors and all of our pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on June 22, 2021 and through which we changed our name to “Aeluma, Inc.” On June 22, 2021, our board of directors also adopted restated bylaws.

On June 22, 2021, Biond Photonics, Inc., a privately held California corporation (“Biond Photonics”) merged with and into our wholly-owned subsidiary, Aeluma Operating Co., a corporation formed in the State of Delaware on June 22, 2021 (“Acquisition Sub”). Pursuant to this transaction (the “Merger”), Acquisition Sub was the surviving corporation and remained our wholly owned subsidiary, and all of the outstanding stock of Biond Photonics was converted into shares of our common stock.

As a result of the Merger, we acquired the business of Biond Photonics and will continue the existing business operations of Biond Photonics as a public reporting company under the name Aeluma, Inc.

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Merger will be replaced with the historical financial statements of Biond Photonics prior to the Merger, in all future filings with the U.S. Securities and Exchange Commission (the “SEC”).

Recent Developments

Merger and Name Change

On June 22, 2021, Parc Investments, Inc., Acquisition Sub and Biond Photonics, Inc. entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on June 22, 2021 (the “Closing Date”), Biond Photonics merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Biond Photonics, a California corporation, doing business as Aeluma. See “Description of Business” below. At the time the certificates of merger reflecting the Merger were filed with the Secretaries of State of California and Delaware (the “Effective Time”), each of Biond Photonics’ shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive (a) 1.299135853 shares of our common stock (the “Common Share Conversion Ratio”), with the maximum number of shares of our common stock issuable to the former holders of Biond Photonics’ capital stock equal to 4,100,002 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 2,500,000 shares of our common stock owned by our stockholders prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

On June 22, 2021, our board of directors and all of our pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on June 22, 2021 and through which we changed our name to “Aeluma, Inc.” On June 22, 2021, our board of directors also adopted restated bylaws.

See “Description of Securities” below for more information. The issuance of shares of our common stock to Biond Photonics’ former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Biond Photonics is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Biond Photonics before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Recent Financing

Immediately following the Merger, we sold 3,482,500 shares of our common stock pursuant to an initial closing of a private placement offering at a purchase price of $2.00 per share (the “Offering Price”). We held a second closing on June 28, 2021 for an additional 402,500 shares of our common stock and a third and final close on July 1, 2021 for an additional 115,000. Accordingly, we sold a total of 4,000,000 shares of our common stock. The private placement offering is referred to herein as the “Offering.”

The aggregate gross proceeds from the Offering are $8,000,000 (before deducting placement agent fees and expenses of the Offering of $1,082,575).

The closings of the Offering were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

In connection with the Offering and subject to the closing of the Offering, we agreed to pay the placement agent, GP Nurmenkari Inc. (the “Placement Agent”), a U.S. registered broker-dealer, a cash placement fee of 10% of the gross proceeds raised from investors in the Offering (or 3% of the first $800,000 of gross proceeds raised from pre-Merger Biond Photonics shareholders and their friends and family) and to issue to it 50,000 shares of our common stock and warrants to purchase a number of shares of our common stock equal to 10% of the number of shares of common stock sold in the Offering (other than the first $630,000 of common stock sold to pre-Merger Biond Photonics shareholders and their friends and family for which the Placement Agent received a 3% cash fee, and $170,000 of common stock sold to pre-Merger Biond Photonics friends and family for which the Placement Agent received no cash fee), with a term of five years and an exercise price of $2.00 per share (the “Placement Agent Warrants”). We also agreed to pay certain expenses of the Placement Agent in connection with the Offering.

As a result of the foregoing, we paid the Placement Agent and its sub-agents an aggregate commission of $748,900 and issued to it 50,000 shares of our common stock and Placement Agent Warrants to purchase 360,000 shares of our common stock in connection with the two closings of the Offering. We have also reimbursed the Placement Agent for approximately $265,000 of legal and other expenses incurred in connection with the Offering.

We also entered into a Registration Rights Agreement with the investors of the Offering, pursuant to which we agreed to file this registration statement.

Strategy

Aeluma will continue to develop its technology that includes novel materials and devices based on those novel materials. Our primary focus is to manufacture high performance photodetector array circuits for image sensors that may find use in mobile devices. Although our initial target is the mobile market, we recognize that our devices have broad applicability and our strategy will evolve as we further engage potential customers across various market segments. As we are currently operating in a research and development phase, we do not have any commercial products at this time.

Summary Risk Factors and Challenges

We face substantial competition from a great many established and emerging technology companies that develop, distribute or sell products similar to ours. Our current and potential competitors include large technology companies. Many of our current and potential competitors have substantially greater financial, technical and human resources than we do and significantly more experience in the marketing, commercialization, discovery, development and regulatory approvals of products, which could place us at a significant competitive disadvantage or deny our marketing exclusivity rights. Typically, our competitors will most likely have more capital resources to support their products than we do. In addition, you should carefully consider the risks described under the “Risk Factors” section beginning on page 6 before investing in us.

The below is a summary of principal risks to our business and risks associated with this offering. It is only a summary. You should read the more detailed discussion of risks set forth below and elsewhere in this prospectus for a more complete discussion of the risks listed below and other risks.

●	Risk associated with our profitability including, but not limited to:

-	We have never generated revenue and will continue to be unprofitable in the foreseeable future.

-	Our business, operations and plans and timelines could be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic.

●	Risk associated with the development of our products, including but not limited to:

-	Biond Photonics was formed in 2019 and therefore, the Company is subject to the risks involved with any speculative early-stage enterprise. There is no assurance that the Company will successfully offer, market and distribute its products or service.

-	Our customers may require our products to undergo a lengthy and expensive qualification process without any assurance of product sales.

-	We will rely on limited sources of wafer fabrication, packaged products fabrication and product testing, the loss of which could delay and limit our product shipments.

-	Because we will depend on third-party manufacturers to build portions of our products, we will be susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping customer orders on time, if at all, or on a cost-effective basis, which may result in the loss of sales, income and customers.

-	Rapid innovation and short product life cycles in the semiconductor industry can result in price erosion of older products, which may materially adversely affect our business and results of operations.

●	Risks associated with intellectual property including but not limited to:

-	We may not be successful in obtaining or maintaining patent or other relating rights necessary to the development of our products;

-	The intellectual property rights underlying our exclusive licensing rights may expire or be terminated due to lack of maintenance;

●	Risks associated with competition and manufacturing including, but not limited to:

-	We face competition from entities that have developed or are developing products similar to ours; and

-	The semiconductor industry is highly competitive, and our inability to compete effectively could materially adversely affect our business and results of operations.

●	Risks associated with government regulations including without limitation:

-	If we do not obtain the necessary governmental approvals, the import and export of our products outside the U.S. may be negatively impacted; and

-	Special authorizations, permits, licenses may be required for our operations, which if delayed or denied could materially adversely affect our results of operations and financial condition.

●	Risk associated with our Common Stock including without limitation:

-	The market prices and trading volumes of the Common may be volatile and may be affected by economic conditions beyond our control; and,

-	There is no trading market for our Common Stock and such market may never develop.

These and other risks described in this prospectus could materially and adversely impact our business, financial condition, operating results and cash flow, which could cause the trading price of our Common Stock to decline and could result in a loss of your investment. In addition, you should carefully consider the risks described under “Risk Factors” beginning on page 6.

Corporate Information

Our principal executive office is located at 27 Castilian Dr., Goleta, CA 93117. Our telephone number at our principal executive office is (805)-351-2707. Our corporate website is www.aeluma.com. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Common Stock being offered by Selling Stockholders	Up to 11,010,002, including:

(i) 4,000,000 shares of our common stock issued in the Offering;
(ii) 50,000 shares issued to the Placement agent and up to 360,000 shares of common stock issuable upon exercise of the Placement Agent Warrants;
(iii) 4,100,002 shares of our common stock issued as a result of the conversion of Biond shares into shares of the Company’s common stock that occurred in connection with the Merger; and,
(iv) 2,500,000 shares of our common stock held by our stockholders prior to the Merger.

During the offering, until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops, of which there can be no guarantee, the selling stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share. After that time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices through the means described in this prospectus under the section titled “Plan of Distribution.” We will not receive any proceeds from the sales by the Selling Stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling shareholders. We will, however, receive the proceeds of any Placement Agent Warrants exercised for cash in the future. Such gross proceeds will be up to $720,000 if all such warrants are exercised. See “Use of Proceeds” in this prospectus.

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. You should read “Risk Factors,” beginning on page 6 for a discussion of factors to consider before deciding to invest in our securities.

Transfer Agent	VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, (212) 828-8436.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects would likely be materially and adversely affected. This could cause the market price of our Common Stock to decline and could cause you to lose all or part of your investment.

Risks Relating to Our Business, Growth Prospects and Operating Results

We are recently formed and only in the initial development stages, we have generated no revenue and have never been profitable. Our lack of operating history makes it difficult to evaluate our business and prospects and may increase the risks associated with an investment in our Shares.

Biond Photonics, now Aeluma, was formed in 2019 and has generated no revenue. Therefore, the Company is subject to the risks involved with any speculative early-stage enterprise. There is no assurance that the Company will successfully offer, market and distribute its products or services. The Company may experience continuing net losses and negative cash flows from operations. The extent of continuing losses and negative cash flows from operations and the time required to reach profitability are highly uncertain. There is no assurance that the Company will be able to achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis. There is no assurance that actual cash requirements will not exceed our estimates. Such risks for the Company include, but are not limited to:

●	an evolving, unpredictable and unproven business model;

●	an intensely competitive developing market;

●	rapidly changing technology;

●	managing development and growth;

●	dependence on key personnel;

●	dependence on outsourced resourced, materials and equipment;

●	limited operating capital and limited access to credit; and

●	other unforeseen changes and developments in operations, the product and markets.

In order to address these risks, the Company must, among other things:

●	implement and successfully execute its business strategy;

●	provide superior customer service;

●	respond to competitive developments;

●	attract, retain and motivate qualified personnel; and

●	respond to unforeseen and changing circumstances.

The Company cannot make the assurance that it will succeed in addressing these risks.

If we do not have access to capital on favorable terms, on the timeline we anticipate, or at all, our financial condition and results of operations could be materially adversely affected.

We will require a substantial amount of capital to meet our operating requirements and remain competitive. We anticipate to routinely incur significant costs to conduct research and development, implement new manufacturing and information technologies, to increase our productivity and efficiency, to upgrade equipment and to expand production capacity, and there can be no assurance that we will realize a return on the capital expended. We also anticipate incurring material amounts of debt to fund these requirements in the future. Significant volatility or disruption in the global financial markets may result in us not being able to obtain additional financing on favorable terms, on the timeline we anticipate, or at all, and we may not be able to refinance, if necessary, any outstanding debt when due, all of which could have a material adverse effect on our financial condition. Any inability to obtain additional funding on favorable terms, on the timeline we anticipate, or at all, may cause us to curtail our operations significantly, reduce planned capital expenditures and research and development, or obtain funds through arrangements that management does not currently anticipate, including disposing of our assets and relinquishing rights to certain technologies, the occurrence of any of which may significantly impair our ability to remain competitive. If our operating results falter, our cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face liquidity problems that could materially and adversely affect our results of operations and financial condition.

Our cash resources are insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern, and our independent auditor has included a qualification to that effect in its audit opinion relating to our financial statements for the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019.

Because we are a company with a very limited operating history, without revenues and are only minimally capitalized, we have a lack of liquidity and may need additional financing in the future. Additional financing may not be available when needed, which could delay our development or indefinitely postpone it. Our investors could lose some or all of their investment.

We are only minimally capitalized. Therefore, we expect to experience a lack of liquidity for the near future in our operations. We expect to adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we may need additional financing, which we do not now possess, to fully develop our products and operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. If we require additional capital, we may need to identify alternate sources of capital for working capital purposes. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, our operations could be impaired, we may never become profitable, fail as an organization, and our investors could lose some or all of their investment.

We rely on our management team and other key employees and will need additional personnel to grow our business. The loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. The loss of one or more members of our management team or other key employees could materially impact our sales or our research and development programs and materially harm our business, financial condition, results of operations and prospects. We do not maintain key person life insurance policies on any of our management team members or key employees. Competition for highly skilled personnel is intense. We may not be successful in attracting or retaining qualified personnel to fulfill our current or future needs. For positions in our offices near Santa Barbara in particular, we may experience challenges hiring new and mid-level employees in part due to the high local housing costs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all.

Our lack of an independent audit committee at this time may hinder our board of directors’ effectiveness in monitoring our compliance with our disclosure and accounting obligations. Until we establish such committee, we will be unable to obtain a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by Nasdaq. Currently, we have no independent audit committee, and audit committee functions are performed by our board of directors as a whole. An independent audit committee would play a crucial role in the corporate governance process, assessing our processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. We may, however, have difficulty attracting and retaining independent directors with the requisite qualifications to serve on an audit committee. An independent audit committee (with certain exceptions and phase in-periods if we are a controlled company) is required for listing on any national securities exchange. Therefore, until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of investors, resulting in a decline in the market price of our common stock.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our financial statements. Significant assumptions and estimates used in preparing our financial statements include those related to assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of investors, resulting in a decline in the market price of our common stock.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies for companies such as ours, including policies governing revenue recognition, leases, research and development and related expenses, and accounting for stock-based compensation, are subject to review, interpretation and guidance from our auditors and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our historical financial statements, including those contained in this Report.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards (“NOLs”), and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. The merger, our prior equity offerings and other changes in our stock ownership may have resulted in ownership changes. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which are outside of our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

We will depend on a limited number of customers and the loss of one or more of these customers could have a material adverse effect on our business, financial condition and results of operations.

We currently have no customers, but we have letters of intent from two potential customers. These intent letters are non-binding and the customers could elect not to purchase our products or services. This could result in financial, as well as technical adverse effects since we expect to benefit from technical feedback from the customers in addition to income. If we lose one or both of these customers our technical progress could be delayed.

In addition, we cannot assure that any of our future customers will not cease purchasing products from us in favor of products produced by other suppliers, significantly reduce orders or seek price reductions in the future, and any such event could have a material adverse effect on our revenue, profitability, and results of operations.

Furthermore, if a significant portion of our revenue is derived from customers in certain industries, a downturn or lower sales to customers in such industries could materially adversely affect our business and results of operations.

Uncertainties regarding the timing and amount of customer orders could lead to excess inventory and write-downs of inventory that could materially adversely affect our financial condition and results of operations.

We expect that our sales will be typically made pursuant to individual purchase orders or customer agreements, and we do not expect to have long-term supply arrangements with our customers requiring a commitment to purchase. We expect that the agreements with our customers may allow them to cancel orders prior to shipment for standard products and, generally prior to start of production for custom products without incurring a penalty. We anticipate to routinely generate inventory based on customers’ estimates of end-user demand for their products, which is difficult to predict. In times of under supply for certain products, some customers could respond by inflating their demand signals. As markets level off and supply capacity begins to match actual market demands, we could experience an increased risk of inventory write-downs, which may materially adversely affect our results of operations and our financial condition. In addition, our customers may change their inventory practices on short notice for any reason. Furthermore, short customer lead times are standard in the industry due to overcapacity. The cancellation or deferral of product orders, the return of previously sold products, or overproduction of products due to the failure of anticipated orders to materialize could result in excess obsolete inventory, which could result in write-downs of inventory or the incurrence of significant cancellation penalties under our arrangements with our raw materials and equipment suppliers. Unsold inventory, canceled orders and cancellation penalties may materially adversely affect our results of operations, and inventory write-downs, which may materially adversely affect our financial condition.

Our customers may require our products to undergo a lengthy and expensive qualification process without any assurance of product sales.

Prior to purchasing our products, our customers may require that our products undergo an extensive qualification process, which involves testing of the products in the customer’s system, as well as rigorous reliability testing. This qualification process may continue for a few months or longer, and we cannot guarantee that products will pass the required tests. However, qualification of a product by a customer does not ensure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision to the product or software, changes in the product’s manufacturing process or the selection of a new supplier by us may require a new qualification process, which may result in delays and in us holding excess or obsolete inventory. After our products are qualified, additional time may be required before the customer commences volume production of components or devices that incorporate our products. Despite these uncertainties, we will devote substantial resources, including design, engineering, sales, marketing and management efforts, toward qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, such failure or delay would preclude or delay sales of such product to the customer, which may impede our growth and cause our business to suffer.

If the Company cannot effectively manage growth by implementing and improving its operational and financial systems, the Company’s business, prospects, financial condition and results of operations could be materially adversely affected.

In order to maximize the potential growth in the Company’s market opportunities, the Company may have to expand rapidly and significantly. The impetus for expansion could place a significant strain on the management, operational and financial resources of the Company. In order to manage growth, the Company will be required to implement and continually improve its operational and financial systems, expand operations, attract and retain superior management and train, manage and expand its employee base. The Company can give no assurance that it will effectively manage its operations, that its system, procedures, or controls will adequately support operations or that management of the Company will successfully implement its business plan. If the Company cannot effectively manage growth, the Company’s business, prospects, financial condition and results of operations could be materially adversely affected.

If our estimates related to expenditures are inaccurate, our business may fail.

Our success is dependent in part upon the accuracy of our management’s estimates of expenditures for the next twelve months and beyond. If such estimates are inaccurate, or we encounter unforeseen expenses and delays, we may not be able to carry out our business plan, which could result in the failure of our business.

We may not obtain insurance coverage to adequately cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. There can be no assurance that we will acquire or maintain insurance for certain risks, that the amount of our insurance coverage will be adequate to cover all claims or liabilities, or that we will not be forced to bear substantial costs resulting from risks and uncertainties of business. It also may not be possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

We face a potential risk of product liability as a result of any of the products that we develop, manufacture and/or offer for sale. For example, we may be sued if any product we develop, manufacture and/or sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for products that we may offer for sale;

●	injury to our reputation;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients; and

●	product recalls, withdrawals or labeling, marketing or promotional restrictions.

We currently do not maintain any product liability insurance. We may obtain insurance when we commence commercial operations. However, there is no guarantee that we will be able to obtain product liability insurance or that such insurance will be affordable or sufficient. If we are unable to obtain or retain sufficient product liability insurance coverage, it could prevent or inhibit the commercialization of products we develop. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

Warranty claims, product liability claims and product recalls could harm our business, results of operations and financial condition.

Manufacturing semiconductors is a highly complex and precise process, requiring production in a tightly controlled, clean environment. Minute impurities in our manufacturing materials, contaminants in the manufacturing environment, manufacturing equipment failures, and other defects can cause our products to be non-compliant with customer requirements or otherwise nonfunctional. We face an inherent business risk of exposure to warranty and product liability claims in the event that our products fail to perform as expected or such failure of our products results, or is alleged to result in bodily injury or property damage (or both). In addition, if any of our designed products are or are alleged to be defective, we may be required to participate in their recall. A successful warranty or product liability claim against us in excess of our available insurance coverage, if any, and established reserves, or a requirement that we participate in a product recall, could have material adverse effects on our business, results of operations and financial condition. Additionally, in the event that our products fail to perform as expected or such failure of our products results in a recall, our reputation may be damaged, which could make it more difficult for us to sell our products to existing and prospective customers and could materially adversely affect our business, results of operations and financial condition.

Since a defect or failure in our product could give rise to failures in the goods that incorporate them (and claims for consequential damages against our customers from their customers), we may face claims for damages that are disproportionate to the revenue and profits we receive from the products involved. We plan to attempt to limit our liability through our standard terms and conditions of sale and other customer contracts in certain instances; however, there is no assurance that such limitations will be effective. To the extent that we are liable for damages in excess of the revenue and profits we received from the products involved, our results of operations and financial condition could be materially adversely affected.

We may be subject to litigation from time to time during the normal course of business, which may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of business or otherwise, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our products and business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Natural disasters and other business disruptions could cause significant harm to our business operations and facilities and could adversely affect our supply chain and our customer base, any of which may materially adversely affect our business, results of operation, and financial condition.

We expect that our manufacturing and other facilities, as well as the operations of our third-party suppliers, are susceptible to losses and interruptions caused by floods, fires, hurricanes, earthquakes, typhoons, and similar natural disasters, as well as power outages, telecommunications failures, industrial accidents, pandemics and similar events. The occurrence of natural disasters in any of the regions in which we or our suppliers will operate could severely disrupt the operations of our businesses by negatively impacting our supply chain, our ability to deliver products, and the cost of our products. Such events can negatively impact revenue and earnings and can significantly impact cash flow, both from decreased revenue and from increased costs associated with the event. In addition, these events could cause consumer confidence and spending to decrease. We may carry insurance to generally compensate for losses of the type noted above, however, even if we obtain such insurance it may not be adequate to cover all losses that may be incurred or continue to be available in the affected area at commercially reasonable rates and terms. To the extent any losses from natural disasters or other business disruptions are not covered by insurance, any costs, write-downs, impairments and decreased revenue can materially adversely affect our business, our results of operations and our financial condition.

There is no assurance on the future successful completion of strategic transactions by us to successfully implement our business strategies.

Our ability to complete future strategic transactions could be important to the successful implementation of our business strategies, including our strategies to strengthen our geographic diversity and broaden its customer base. Successful completion of a strategic manufacturing partnership agreement or other similar transaction depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. In seeking to partner with another company, we may require capital investment, funding for operations, or dedicated personnel with special skills. If we need to finance this activity, we may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit the transaction to proceed. If any of these factors prevents us from completing one or more strategic transactions, we may not be able to expand our business in the manner and on the schedule that we plan. In addition, we may incur significant costs arising from our efforts to engage in strategic transactions. These costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction.

Even if we complete one or more strategic partnership agreements, we may be unable to work effectively with the partner company which may impact our ability to reach the goals of the partnership. Further, such a partnership could disrupt ongoing business, distract management and employees or lead to increased expenses.

We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us. The recent coronavirus outbreak could materially and adversely affect our business.

An outbreak of a new respiratory illness caused by coronavirus disease 2019 (“COVID-19”) has resulted in millions of infections and hundreds of thousands of deaths worldwide as of the date hereof, and continues to spread across the globe, including within the United States. The outbreak of COVID-19 or by other epidemics could materially and adversely affect our business, financial condition and results of operations. If the spread of the virus worsens in regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Disruptive activities could include the temporary closure of our facilities and those used in our supply chain processes, restrictions on the shipment of our products, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations.

As events are rapidly changing, we do not know how long the COVID-19 pandemic and the measures that have been introduced to respond to it will disrupt our operations or the full extent of that disruption. Further, once we are able to restart normal business hours and operations doing so may take time and will involve costs and uncertainty. We also cannot predict how long the effects of COVID-19 and the efforts to contain it will continue to impact our business after the pandemic is under control. Governments could take additional restrictive measures to combat the pandemic that could further impact our business or the economy in the geographies in which we operate. It is also possible that the impact of the pandemic and response on our suppliers, customers and markets will persist for some time after governments ease their restrictions. These measures have negatively impacted, and may continue to impact, our business and financial condition as the responses to control COVID-19 continue.

Our current operations are concentrated in one location and in the event of an earthquake, terrorist attack or other disaster affecting this location or those of our major suppliers, our operations may be interrupted and our business may be harmed.

Our principal executive offices and primary epiwafer operating facilities are situated near Santa Barbara, California, and most of our major suppliers, are located in areas that have been subject to severe earthquakes and are susceptible to other disasters such as tropical storms, typhoons or tsunamis. In the event of a disaster, we or one or more of our major suppliers may be temporarily unable to continue operations and may suffer significant property damage. Any interruption in our ability, or that of our major suppliers, to continue operations could delay the development and shipment of our products and have a substantial negative impact on our financial results. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts or coverage of insurance will be sufficient to satisfy any damages and losses.

“Our officers and directors allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to carry out all of our operations and goals.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and their other occupations. We did not have any full-time employees prior to July 1, 2021. Each of our officers is engaged in other business endeavors for which he may be entitled to substantial compensation and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our directors also serve or may serve as officers or board members for other entities. If our officers’ or directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs, which may have a negative impact on our ability to carry out our operations and goals. For a complete discussion of our officers’ and directors’ other business affairs, please see the section of this prospectus entitled “Management.”

Risks Relating to the Semiconductor Industry

We will rely on limited sources of wafer fabrication, packaged products fabrication and product testing, the loss of which could delay and limit our product shipments.

We expect to subcontract wafer fabrication services to third party suppliers.

These suppliers also offer such services to other companies, which may lead to us not having access to adequate capacity for our needs and our customers’ needs. We may have less control over delivery schedules and overall support versus other customers and users of those facilities. If the wafer foundries we use are unable or unwilling to manufacture our products in our required volumes, or at specified times, we may have to identify and qualify acceptable additional or alternative foundries. This qualification process could typically take three to six months and we may not find sufficient capacity in a timely manner or at an acceptable cost to satisfy our production requirements.

Some companies that supply products to our customers are similarly dependent on a limited number of suppliers. These other companies’ products may represent important components of camera systems or sensor assemblies and other products into which our products are designed. If these companies are unable to produce the volumes demanded by our customers, our customers may be forced to slow down or halt production on the equipment for which our products are designed, which could materially impact our order levels.

Because we will depend on third-party manufacturers to build portions of our products, we will be susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping customer orders on time, if at all, or on a cost-effective basis, which may result in the loss of sales, income and customers.

We will depend on third-party manufacturers to build several stages of our products. Our reliance on these third-party manufacturers reduces our control over the manufacturing process and exposes us to risks, including reduced control over quality assurance, product costs, and product supply and timing. Any manufacturing disruption by these third-party manufacturers could severely impair our ability to fulfill orders. Our reliance on third-party manufacturers also creates the potential for infringement or misappropriation of our intellectual property. If we are unable to manage our relationships with third-party manufacturers effectively, or if our third-party manufacturers experience delays or disruptions for any reason, increased manufacturing lead-times, capacity constraints or quality control problems in their manufacturing operations, or if they otherwise fail to meet our future requirements for timely delivery, our ability to ship products to our customers would be severely impaired, and our business and results of operations would be seriously harmed.

Downturns or volatility in general economic conditions could have a material adverse effect on our business and results of operations.

In recent years, worldwide semiconductor industry sales have tracked the impact of the financial crisis, subsequent recovery and persistent economic uncertainty. We believe that the state of economic conditions in the United States is particularly uncertain due to recent and expected shifts in legislative and regulatory conditions concerning, among other matters, international trade and taxation, and that an uneven recovery or a renewed global downturn may put pressure on our sales due to reductions in customer demand as well as customers deferring purchases. Volatile and/or uncertain economic conditions can adversely impact sales and profitability and make it difficult for us and our competitors to accurately forecast and plan our future business activities. To the extent we incorrectly plan for favorable economic conditions that do not materialize or take longer to materialize than expected, we may face oversupply of our products relative to customer demand. Reduced customer spending may in the future drive us and our competitors, to reduce product pricing, which will result in a negative effect on gross profit. Moreover, volatility in revenue as a result of unpredictable economic conditions may alter our anticipated working capital needs and interfere with our short-term and long-term strategies. To the extent that our sales, profitability and strategies are negatively affected by downturns or volatility in general economic conditions, our business and results of operations may be materially adversely affected.

The semiconductor industry is highly cyclical, and significant downturns or upturns in customer demand can materially adversely affect our business and results of operations.

The semiconductor industry is highly cyclical and, as a result, is subject to significant downturns and upturns in customer demand for semiconductors and related products. We cannot accurately predict the timing of future downturns and upturns in the semiconductor industry or how severe and prolonged these conditions might be. Significant downturns often occur in connection with, or in anticipation of, maturing product cycles (for semiconductors and for the end-user products in which they are used) or declines in general economic conditions and can result in reduced product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices, any of which could materially adversely affect our operating results as a result of increased operating expenses outpacing decreased revenue, reduced margins, underutilization of our manufacturing capacity and/or asset impairment charges. On the other hand, significant upturns can cause us to be unable to satisfy demand in a timely and cost efficient manner. In the event of such an upturn, we may not be able to expand our workforce and operations in a sufficiently timely manner, procure adequate resources and raw materials, or locate suitable third-party suppliers to respond effectively to changes in demand for our existing products or to the demand for new products requested by our customers, and our business and results of operations could be materially and adversely affected.

Rapid innovation and short product life cycles in the semiconductor industry can result in price erosion of older products, which may materially adversely affect our business and results of operations.

The semiconductor industry is characterized by rapid innovation and short product life cycles, which often results in price erosion, especially with respect to products containing older technology. Products are frequently replaced by more technologically advanced substitutes and, as demand for older technology falls, the price at which such products can be sold drops, in some cases precipitously. In addition, our and our competitors’ excess inventory levels can accelerate general price erosion.

Shortages or increased prices of raw materials could materially adversely affect our results of operations.

Our manufacturing processes will rely on many raw materials. Generally, we expect that our agreements with suppliers of raw materials will impose no minimum or continuing supply obligations, and we will obtain our raw materials and supplies from a large number of sources on a just-in-time basis. From time to time, suppliers of raw materials may extend lead times, limit supplies or increase prices due to capacity constraints or other factors beyond our control. Shortages could occur in various essential raw materials due to interruption of supply or increased demand. If we are unable to obtain adequate supplies of raw materials in a timely manner, the costs of our raw materials increases significantly, their quality deteriorates or they give rise to compatibility or performance issues in our products, our results of operations could be materially adversely affected.

The Novel Coronavirus (COVID-19) pandemic has significantly impacted the global economy and has had and could continue to have material adverse effects on our business, financial position, results of operations and cash flows.

The COVID-19 pandemic, and the various governmental, industry and consumer actions related thereto, are having and could continue to have negative impacts on our business and have exacerbated or could further exacerbate conditions in our other risk factors noted below. These impacts include, without limitation, potential significant volatility or continued decreases in the demand for our products, changes in customer and consumer behavior and preferences, disruptions in or additional closures of our manufacturing operations or those of our customers and suppliers, disruptions within our supply chain, potential financial difficulties of customers and suppliers, significant changes in economic or political conditions, and related financial and commodity volatility, including volatility in raw material and other input costs. The situation is changing rapidly and there may be additional impacts that we are not currently aware of.

It is also uncertain what the impact of various legislation and other responses being taken in the United States and other countries will have on the economy, international trade, our industries, our businesses and the businesses of our customers and suppliers. Governments around the world have implemented stringent measures to help control the spread of COVID-19, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school and childcare closures, and other measures. These actions have caused, and are continuing to cause, business shutdowns or slowdowns and significant disruption in the global economy. Despite the gradual reduction of restrictions related to the COVID-19 pandemic and the apparent recovery of many company’s operations, significant uncertainty still exists concerning the overall magnitude of the impact and the duration of the COVID-19 pandemic.

There have been reports of a global semiconductor shortage, including supply chain shortages and delays in this industry, which could delay our ability to obtain equipment and raw materials, as well as our ability to partner with foundries. To the extent that this shortage persists, it could have a material adverse effect on our business, financial conditions and results of operations. We will continue to closely monitor updates regarding the continuing impact of COVID-19 and the semiconductor industry and adjust our operations according to guidelines from local, state and federal officials. In light of the foregoing, we may take actions that alter our business operations or that we determine are in the best interests of our employees, customers, suppliers and shareholders.

Despite our efforts to manage the impacts, the degree to which COVID-19 and related actions ultimately impact our business, financial position, results of operations and cash flows will depend on factors beyond our control including the duration, spread and severity of the outbreak, the actions taken to contain COVID-19 and mitigate its public health effects, the impact on the U.S. and global economies and demand for our products, and how quickly and to what extent normal economic and operating conditions resume. Continued disruption to the global economy, as well as to the end markets our businesses serve, could result in material adverse effects on our business, financial position, results of operations and cash flows.

Our facilities and processes may be interdependent and an operational disruption at any particular facility could have a material adverse effect on our ability to produce our products, which would materially adversely affect our business and results of operations.

We may utilize an integrated manufacturing platform in which multiple facilities may each produce one or more components necessary for the assembly of a single product. If we do, an operational disruption at a facility toward the front-end of our manufacturing process may have a disproportionate impact on our ability to produce our products. For example, if our multiple facilities rely predominantly on one third-party for manufacturing at the front-end of its manufacturing process, in the event of any operational disruption, natural or man-made disaster or other extraordinary event at such third-party facility, we may be unable to effectively source replacement components on acceptable terms from qualified third parties, in which case our ability to produce our products could be materially disrupted or delayed.

Conversely, if our facilities are single source facilities that only produce one of our end-products, a disruption at any such facility would materially delay or cease production of the related product. In the event of any such operational disruption, we may experience difficulty in beginning production of replacement components or products at new facilities (for example, due to construction delays) or transferring production to other existing facilities (for example, due to capacity constraints or difficulty in transitioning to new manufacturing processes), any of which could result in a loss of future revenues and materially adversely affect our business and results of operations.

We may be unable to maintain manufacturing efficiency, which could have a material adverse effect on our results of operations.

We believe that our success will materially depend on our ability to maintain or improve our margin levels related to manufacturing. Semiconductor manufacturing requires advanced equipment and significant capital investment, leading to high fixed costs, which include depreciation expenses. Manufacturing semiconductor components also involves highly complex processes that we and our competitors are continuously modifying to improve yields and product performance. In addition, impurities, waste or other difficulties in the manufacturing process can lower production yields. Our manufacturing efficiency will be an important factor in our future profitability, and we cannot assure you that we will be able to manufacture efficiently, increase manufacturing efficiency to the same extent as our competitors, or be successful in our manufacturing rationalization plans. If we are unable to utilize manufacturing and testing facilities at expected levels, or if production capacity increases while revenue does not, the fixed costs and other operating expenses associated with these facilities will not be fully absorbed, resulting in higher average unit costs and lower gross profits, which could have a material adverse effect on our results of operations.

The failure to successfully implement cost reduction initiatives, including through restructuring activities, could materially adversely affect our business and results of operations.

From time to time, we may implement cost reduction initiatives in response to significant downturns in our industry, including relocating manufacturing to lower cost regions, transitioning higher-cost external supply to internal manufacturing, working with our material suppliers to lower costs, implementing personnel reductions and voluntary retirement programs, reducing employee compensation, temporary shutdowns of facilities with mandatory vacation and aggressively streamlining our overhead.

We cannot assure you that any cost reduction initiatives will be successfully or timely implemented or that they will materially and positively impact profitability.

If we are unable to identify and make the substantial research and development investments required to remain competitive in our business, our business, financial condition and results of operations may be materially adversely affected.

The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. The development of new products is a complex and time-consuming process and often requires significant capital investment and lead time for development and testing. We cannot assure you that we will have sufficient resources to maintain the level of investment in research and development that is required to remain competitive.

In addition, the lengthy development cycle for our products will limit our ability to adapt quickly to changes affecting the product markets and requirements of our customers and end-users. There can be no assurance that we will win competitive bid selection processes, known as “design wins,” for new products. In addition, design wins do not guarantee that we will make customer sales or that we will generate sufficient revenue to recover design and development investments, as expenditures for technology and product development are generally made before the commercial viability for such developments can be assured. There is no assurance that we will realize a return on the capital expended to develop new products, that a significant investment in new products will be profitable or that we will have margins as high as we anticipate at the time of investment or have experienced historically. To the extent that we underinvest in our research and development efforts, or that our investments and capital expenditures in research and development do not lead to sales of new products, we may be unable to bring to market technologies and products that are attractive to our customers, and as a result our business, financial condition and results of operations may be materially adversely affected.

We may be unable to develop new products to satisfy changing customer demands or regulatory requirements, which may materially adversely affect our business and results of operations.

The semiconductor industry is characterized by rapidly changing technologies, evolving regulatory and industry standards and certifications, changing customer needs and frequent new product introductions. Our success will be largely dependent on our ability to accurately predict, identify and adapt to changes affecting the requirements of our customers in a timely and cost-effective manner. Additionally, the emergence of new industry or regulatory standards and certification requirements may adversely affect the demand for our products. We plan to focus our new product development efforts on market segments and applications that we anticipate will experience growth, but there can be no assurance that we will be successful in identifying high-growth areas or develop products that meet industry standards or certification requirements in a timely manner. A fundamental shift in technologies, the regulatory climate or consumption patterns and preferences in our existing product markets or the product markets of our customers or end-users could make our current products obsolete, prevent or delay the introduction of new products that we planned to make or render our current or new products irrelevant to our customers’ needs. If our new product development efforts fail to align with the needs of our customers, including due to circumstances outside of our control like a fundamental shift in the product markets of our customers and end users or regulatory changes, our business and results of operations could be materially adversely affected.

The semiconductor industry is highly competitive, and our inability to compete effectively could materially adversely affect our business and results of operations.

The semiconductor industry is highly competitive, and our ability to compete successfully depends on elements both within and outside of our control. We will face significant competition from major global semiconductor companies as well as smaller companies focused on specific market niches. In addition, companies not currently in direct competition with us may introduce competing products in the future.

Our inability to compete effectively could materially adversely affect our business and results of operations. Products or technologies developed by competitors that are larger and have more substantial research and development budgets, or that are smaller and more targeted in their development efforts, may render our products or technologies obsolete or noncompetitive. We also may be unable to market and sell our products if they are not competitive on the basis of price, quality, technical performance, features, system compatibility, customized design, innovation, availability, delivery timing and reliability. If we fail to compete effectively on developing strategic relationships with customers and customer sales and technical support, our sales and revenue may be materially adversely affected. Competitive pressures may limit our ability to raise prices, and any inability to maintain revenue or raise prices to offset increases in costs could have a significant adverse effect on our gross margin. Reduced sales and lower gross margins would materially adversely affect our business and results of operations.

The semiconductor industry has experienced rapid consolidation and our inability to compete with large competitors or failure to identify attractive opportunities to consolidate may materially adversely affect our business.

The semiconductor industry is characterized by the high costs associated with developing marketable products and manufacturing technologies as well as high levels of investment in production capabilities. As a result, the semiconductor industry has experienced, and may continue to experience, significant consolidation among companies and vertical integration among customers. Larger competitors resulting from consolidations may have certain advantages over us, including, but not limited to: substantially greater financial and other resources with which to withstand adverse economic or market conditions and pursue development, engineering, manufacturing, marketing and distribution of their products; longer independent operating histories; presence in key markets; patent protection; and greater name recognition. In addition, we may be at a competitive disadvantage to our peers if we fail to identify attractive opportunities to acquire companies to expand our business. Consolidation among our competitors and integration among our customers could erode our market share, negatively impact our capacity to compete and require us to restructure our operations, any of which would have a material adverse effect on our business.

We will be dependent on the services of third-party suppliers and contract manufacturers, and any disruption in or deterioration of the quality of the services delivered by such third parties could materially adversely affect our business and results of operations.

We plan to use third-party contractors for certain of our manufacturing activities. Our agreements with these manufacturers may require us to commit to purchase services based on forecasted product needs, which may be inaccurate, and, in some cases, require longer-term commitments. We will be also dependent upon a limited number of highly specialized third-party suppliers for required components and materials for certain of our key technologies. Arranging for replacement manufacturers and suppliers can be time consuming and costly, and the number of qualified alternative providers can be extremely limited. Our business operations, productivity and customer relations could be materially adversely affected if these contractual relationships were disrupted or terminated, the cost of such services increased significantly, the quality of the services provided deteriorated or our forecasted needs proved to be materially incorrect.

Sales through distributors and other third parties will expose us to risks that, if realized, could have a material adverse effect on our results of operations.

We may sell a significant portion of our products through distributors. Distributors may sell products that compete with our products, and we may need to provide financial and other incentives to focus distributors on the sale of our products. We may rely on one or more key distributors for a product, and the loss of these distributors could reduce our revenue. Distributors may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivable and financial results. Violations of the Foreign Corrupt Practices Act (“FCPA”) or similar laws by distributors or other third-party intermediaries could have a material impact on our business. Failure to manage risks related to our use of distributors may reduce sales, increase expenses, and weaken our competitive position, any of which could have a material adverse effect on our results of operations.

Our potential future global operations may subject us to risks inherent in doing business on a global level that could adversely impact our business, financial condition and results of operations.

If our long term expansion plans are realized, we anticipate that a certain amount of our total revenue may be derived from countries outside of the United States in the future, and we might maintain certain operations in these regions. In addition, we may rely on a number of contract manufacturers whose operations are primarily located outside of the United States. Risks inherent in doing business on a global level include, among others, the following:

●	economic and geopolitical instability (including as a result of the threat or occurrence of armed international conflict or terrorist attacks);

●	changes in regulatory requirements, international trade agreements, tariffs, customs, duties and other trade barriers;

●	licensing requirements for the import or export of certain products;

●	exposure to different legal standards, customs, business practices, tariffs, duties and other trade barriers, including changes with respect to price protection, competition practices, IP, anti-corruption and environmental compliance, trade and travel restrictions, pandemics, import and export license requirements and restrictions, and accounts receivable collections;

●	transportation and other supply chain delays and disruptions;

●	power supply shortages and shutdowns;

●	difficulties in staffing and managing foreign operations, including collective bargaining agreements and workers councils, exposure to foreign labor laws and other employment and labor issues;

●	currency fluctuations;

●	currency convertibility and repatriation;

●	taxation of our earnings and the earnings of our personnel;

●	limitations on the repatriation of earnings and potential additional taxation of foreign profits in the U.S.;

●	potential violations by our international employees or third-party agents of international or U.S. laws relevant to foreign operations (e.g., FCPA;

●	difficulty in enforcing intellectual property rights; and

●	other risks relating to the administration of or changes in, or new interpretations of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets, the materialization of any of which could materially adversely affect our business, financial condition and results of operations.

Special authorizations, permits, licenses may be required for our operations, which if delayed or denied could materially adversely affect our results of operations and financial condition

The semiconductor industry commonly uses various hazardous materials in the manufacture of products. These materials may be incorporated in end products, be waste products of the manufacturing process, or be released accidentally. Such hazardous materials are regulated by state, local, and federal law and applicable policies, regulations or other requirements. Furthermore, the semiconductor industry commonly utilizes equipment that can increase the risk of fire, water damage, electric shock to personnel, in addition to other risks. Semiconductor operations generally require permits, licenses and other authorizations from government agencies. Since we have not yet commenced any of these operations, no permits or other authorizations have been obtained. Any delay or denial of such authorizations could have a material adverse effect on our operations and financial condition.

Environmental and health and safety liabilities and expenditures could materially adversely affect our results of operations and financial condition.

Our future manufacturing operations may be subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air, water and ground, and we may be identified as either a primary responsible party or a potentially responsible party at sites where we or our predecessors operated or disposed of waste in the past. Our operations may also be subject to laws and regulations relating to workplace safety and worker health, which, among other requirements, regulate employee exposure to various hazards including hazardous substances. We do not currently maintain environmental insurance to cover certain claims related to historical contamination and future releases of hazardous substances. Moreover, we cannot assure you that even if such insurance is purchased, that it will cover any or all of our material environmental costs. In addition, the nature of our future operations may expose us to the continuing risk of environmental and health and safety liabilities including:

●	changes in U.S. state and federal, and international environmental or health and safety laws or regulations, including, but not limited to, future laws or regulations imposed in response to climate change concerns;

●	the manner in which environmental or health and safety laws or regulations will be enforced, administered or interpreted;

●	our ability to enforce and collect under indemnity agreements and insurance policies relating to environmental liabilities;

●	the cost of compliance with future environmental or health and safety laws or regulations or the costs associated with any future environmental claims, including the cost of clean-up of currently unknown environmental conditions; or

●	the cost of fines, penalties or other legal liability, should we fail to comply with environmental or health and safety laws or regulations.

To the extent that we face unforeseen environmental or health and safety compliance costs or remediation expenses or liabilities that are not covered by insurance, we may bear the full effect of such costs, expenses and liabilities, which could materially adversely affect our results of operations and financial condition.

We may be subject to disruptions or breaches of our secured network that could irreparably damage our reputation and our business, expose us to liability and materially adversely affect our results of operations.

We may routinely collect and store sensitive data, including IP and other proprietary information about our business and our customers, suppliers and business partners. The secure processing, maintenance and transmission of this information will be critical to our operations and business strategy. We may be subject to disruptions or breaches of our secured network caused by computer viruses, illegal hacking, criminal fraud or impersonation, acts of vandalism or terrorism or employee error. Our security measures and/or those of our third-party service providers and/or customers may not detect or prevent such security breaches. The costs to us to reduce the risk of or alleviate cyber security breaches and vulnerabilities could be significant, and our efforts to address these problems may not be successful and could result in interruptions and delays that may materially impede our sales, manufacturing, distribution or other critical functions. Any such compromise of our information security could result in the misappropriation or unauthorized publication of our confidential business or proprietary information or that of other parties with which we do business, an interruption in our operations, the unauthorized transfer of cash or other of our assets, the unauthorized release of customer or employee data or a violation of privacy or other laws. In addition, computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems, or that otherwise exploit any security vulnerabilities, and any such attack, if successful, could expose us to liability to customer claims. Any of the foregoing could irreparably damage our reputation and business, which could have a material adverse effect on our results of operations.

The failure to comply with the terms and conditions of our contracts could result in, among other things, damages, fines or other liabilities.

We expect to have a diverse customer base consisting of both private sector clients and public sector clients, including the U.S. government. Sales to our private sector clients are generally expected to be based on stated contractual terms, the terms and conditions on our website or terms contained in purchase orders on a transaction-by-transaction basis. Sales to our public sector clients are generally expected to be derived from sales to federal, state and local governmental departments and agencies through various contracts and programs, which may require compliance with regulations covering many areas of our operations, including, but not limited to, accounting practices, IP rights, information handling, and security. Noncompliance with contract terms, particularly with respect to highly-regulated public sector clients, or with government procurement regulations could result in fines or penalties against us, termination of such contracts or civil, criminal and administrative liability to the Company. With respect to public sector clients, the government’s remedies may also include suspension or debarment from future government business. The effect of any of these possible actions or the adoption of new or modified procurement regulations or practices could materially adversely affect our business, financial position and results of operations.

Risks Relating to Intellectual Property

If we are unable to protect the intellectual property we use, our business, results of operations and financial condition could be materially adversely affected.

We do not currently own or license any patents to our technology. While we have several pending patent applications in various stages of progress, there can be no assurance that any of them will be issued. The enforceability of any patents, trademarks, copyrights, software licenses and other IP we own or may own may be uncertain in certain circumstances. Effective IP protection may be unavailable, limited or not applied for in the U.S. and internationally. The various laws and regulations governing registered and unregistered IP assets, patents, trade secrets, trademarks, mask works and copyrights to protect products and technologies are subject to legislative and regulatory change and interpretation by courts. With respect to our IP generally, we cannot assure you that:

●	any of the U.S. or foreign patents and pending patent applications that we may employ in our business will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others;

●	any of our pending or future patent applications will be issued, have the coverage originally sought or be enforceable against third party infringers;

●	any of the trademarks, copyrights, trade secrets, know-how or mask works that we employ or will employ in our business will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others; or

●	any of our pending or future trademark, copyright, or mask work applications will be issued or have the coverage originally sought.

If we seek to enforce our rights, we may be subject to claims that the IP right is invalid, is otherwise not enforceable or is licensed to the party against whom we are asserting a claim. In addition, our assertion of IP rights may result in the other party seeking to assert alleged IP rights of its own against us, which may materially adversely impact our business. An unfavorable ruling in these sorts of matters could include money damages or an injunction prohibiting us from manufacturing or selling one or more products, which could in turn negatively affect our business, results of operations or cash flows.

In addition, some of our products and technologies may not be covered by any patents or pending patent applications. We intend to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that persons or institutions will not assert rights to IP arising out of our research. Should we be unable to protect our IP, competitors may develop products or technologies that duplicate our products or technologies, benefit financially from innovations for which we bore the costs of development and undercut the sales and marketing of our products, all of which could have a material adverse effect on our business, results of operations and financial condition.

If our technologies are subject to claims of infringement on the intellectual property rights of third parties, efforts to address such claims could have a material adverse effect on our results of operations.

We may from time to time be subject to claims that we may be infringing third-party intellectual property (“IP”) rights. If necessary or desirable, we may seek licenses under such IP rights. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third-party for IP we use could cause us to incur substantial liabilities or to suspend the manufacture or shipment of products or our use of processes requiring such technologies. Further, we may be subject to IP litigation, which could cause us to incur significant expense, materially adversely affect sales of the challenged product or technologies and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may be required to:

●	pay substantial damages;

●	indemnify customers or distributors;

●	cease the manufacture, use, sale or importation of infringing products;

●	expend significant resources to develop or acquire non-infringing technologies;

●	discontinue the use of processes; or

●	obtain licenses, which may not be available on reasonable terms, to the infringing technologies.

The outcome of IP litigation is inherently uncertain and, if not resolved in our favor, could materially and adversely affect our business, financial condition and results of operations.

Risk Relating to Our Common Stock and the Offering

An investment in our company should be considered illiquid.

There is currently no market for our Common Stock. An investment in the Company requires a long-term commitment, with no certainty of return. Because we did not become an SEC reporting company by the traditional means of conducting an initial public offering of our Common Stock, we may be unable to establish a liquid market for our Common Stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of the Company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of the Company or its stockholders in the future than they would if we were to become a public reporting company by means of an initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on the Company. Following the completion of the Merger, we cannot predict whether an active market for its Common Stock will ever develop in the future. The lack of an active market impairs purchasers of the Company’s Common Stock at the time they wish to sell their shares or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the Company’s Common Stock.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our Common Stock less attractive if we choose to rely on these exemptions. If some investors find our Common Stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and we have a public float of less than $250 million and annual revenues of less than $100 million during our most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our consolidated financial statements in future periods.

Our management identified a material weakness in our internal control over financial reporting as of September 30, 2021, and concluded that our disclosure controls and procedures were ineffective as of September 30, 2021. Management concluded that there was a material weakness in our internal controls because there was an insufficient number of personnel with appropriate technical accounting and SEC reporting expertise to adhere to certain control disciplines and to evaluate and properly record certain non-routine and complex transactions.

A material weakness in internal control over financial reporting is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements would not be prevented or detected on a timely basis. If we fail to (1) remediate the significant deficiencies identified in the Company’s internal control over financial reporting, (2) maintain the adequacy of internal control over our financial reporting with regard to the financial condition and results of operations of the Company, or (3) remediate the material weakness identified in our internal controls over financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of Sarbanes Oxley, as such standards are modified, supplemented or amended from time to time. Also, such ineffective controls could impair our ability to report quarterly and annual financial results, or other information required to be disclosed, in a timely and accurate manner and could cause our financial reporting to be unreliable, leading to misinformation being disseminated to the public. In addition, other material weaknesses may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in SEC rules and forms will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. As we are a start-up company, we are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about the Company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on the Company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

Our officers and directors own a significant percentage of our outstanding voting securities which could reduce the ability of minority stockholders to effect certain corporate actions.

Collectively, our officers and directors own an aggregate of 3,530,745 shares of our common stock, or approximately 33.51% of our outstanding voting securities. As a result, currently, and after this offering, may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support, including amendments to our amended and restated certificate of incorporation and approval of major corporate transactions They are expected to have significant influence over a decision to enter into any corporate transaction. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Common Stock or prevent our shareholders from realizing a premium over the then-prevailing market price for their Common Stock.

In addition, our board of directors is and will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our officers and directors, because of their ownership position, will have considerable influence regarding the outcome.

We do not currently intend to pay dividends on our Common Stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid cash dividends on our Common Stock and do not anticipate paying any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, investors must rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

We are currently subject to penny stock regulations and restrictions and if we continue to be subject to such regulations and restrictions you may have difficulty selling shares of our Common Stock.

The Commission has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our Common Stock is a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule affects the ability of broker-dealers to sell our securities and affects the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance if and when our shares of Common Stock will not be considered a “penny stock” because of its price or qualification for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted similar rules that may also limit a stockholder’s ability to buy and sell our Common Stock. FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for such customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We have agreed to register the shares of common stock issued in the Merger and the Offering, as well as the common stock held by our pre-Merger stockholders.

We cannot assure you, however, that the SEC will declare the registration statement effective, thereby enabling the shares of common stock issued in the Merger or the Offering to be freely tradable. In addition, Rule 144 under the Securities Act, which generally permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information was satisfied by the filing of the report on Form 8-K that we filed on June 28, 2021. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates for the shares of common stock issued in the Merger and the Offering or held by our pre-Merger stockholders cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act. If we are unable to timely register the shares of common stock issued to stockholders in the Merger or the Offering, then the ability to re-sell shares of such common stock will be delayed.

We have agreed, at our expense, to prepare and file a registration statement with the SEC registering the resale of up to (1) 4,100,002 shares of our common stock issued in connection with the Merger; (2) 50,000 shares of common stock issued to the Placement Agent and up to approximately 360,000 shares reserved for issuance pursuant to Placement Agent Warrants; (3) all shares issued in connection with the Offering; and (4) 2,500,000 shares of our common stock held by our pre-Merger stockholders. To the extent such registration statement is not declared effective by the SEC, or there are delays resulting from the SEC review process and comments raised by the SEC during that process, the shares of common stock proposed to be covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. If (i) the registration statement is not filed within 60 days of the final closing of the Offering, (ii) the registration statement is not deemed effective within 150 days of the final closing of the offering, (iii) the registration statement ceases to remain continuously effective or the holders described above are otherwise not permitted to utilize the prospectus therein to resell their registrable securities for a specified period of time, (iv) the registrable securities are not listed or included for quotation on the OTC Markets Group, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American (an “Approved Market”) or (v) following the listing or inclusion on an Approved Market, trading of our common stock is suspended or halted on such Approved Market for more than three full, consecutive trading days, then we may be subject to certain liquidated damages pursuant to the registration rights agreement we entered into with the holders described above.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

We have agreed, at our expense, to prepare and file this registration statement with the SEC registering the resale of up to (1) 4,100,002 shares of our common stock issued in connection with the Merger; (2) 50,000 shares of common stock issued to the Placement Agent and up to approximately 360,000 shares reserved for issuance pursuant to Placement Agent Warrants; (3) all shares issued in connection with the Offering; and (4) 2,500,000 shares of our common stock held by our pre-Merger stockholders. After it is effective, the registration statement will permit the resale of these shares at any time for up to three years following the effective date of such registration statement. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to a registration statement, selling stockholders will continue to offer shares covered by such registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Because our management will have broad discretion over the use of the net proceeds from the Offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We intend to use the net proceeds from the Offering, as well as any cash exercises of the Placement Agent Warrants, if any for working capital and general corporate purposes, and therefore, our management will have broad discretion as to the use of the Offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. In addition, because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. We cannot assure you that brokerage firms will provide analyst coverage of our company in the future, or continue such coverage if started. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, which could harm our ability to raise additional funding in the future. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock, which will negatively impact the trading price of our common stock.

In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because the Merger was a reverse merger, this registration statement may be subject to heightened scrutiny by the SEC.

Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares of common stock pursuant to Rule 144, and the SEC may subject this registration statement to heightened scrutiny. The SEC may limit registration of shares held by pre-Merger stockholders, potentially for an extended period of time, which would significantly limit the ability of such holders to sell their common stock.

Provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock.

Our certificate of incorporation and bylaws contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities and the division of our board of directors into three classes, serving staggered terms of three years each.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our bylaws requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our bylaws will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated bylaws. This choice of forum provision may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our bylaws will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, our bylaws provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Upon dissolution of the Company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of the Company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of Common Stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of Common Stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

The market price and trading volume of our common stock may be volatile and could decline significantly following the Merger.

The quotation systems, including the OTC Markets QB tier, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed following the Merger have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock following the Merger, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price of our common stock as of the date of the consummation of the Merger. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this Report;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTCQB market, or following our potential up listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

●	publication of research reports about us, or the semiconductor and sensors industries generally;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and

●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Following the consummation of the Merger, we will be obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

We are currently a public company and are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on its annual report on Form 10-K. Following the Merger, we will be subject to the same requirements. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act following the consummation of the Merger, its independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal control and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements following the consummation of the Merger, we may not be able to remain quoted on the OTC Markets QB or, following our potential up listing, Nasdaq.

There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our common stock is highly illiquid and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

We may need to raise additional capital by sales of our securities, which may adversely affect the market price of our Common Stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to continue to raise additional capital above and beyond the anticipated proceeds of this offering. The sale or the proposed sale of substantial amounts of our Common Stock or other securities in the public markets may adversely affect the market price of our Common Stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing Common Stock. Furthermore, additional capital may not be available in sufficient amounts or on reasonable terms, if at all, and our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic.

Our common stock may not be eligible for listing or quotation on any securities exchange.

We do not currently meet the initial quantitative listing standards of any national securities exchange. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We intend to contact an authorized market maker for an over-the-counter quotation system for sponsorship of our common stock, but we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of our initial public offering. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.07 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the completion of this Offering.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.

Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us, our industry and the regulatory environment in which we and companies integral to our ecosystem operate. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

●	our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

●	our reliance on vendors;

●	our ability to attract and retain key personnel;

●	anticipated trends, growth rates and challenges in our business and in the markets in which we operate;

●	our estimates regarding the use of proceeds from the Offering, expenses, future revenues, capital requirements and our need for or ability to obtain additional financing to fund our operations;

●	developments and projections relating to our competitors and our industry, including market projections, estimated product pricing, market adoption of new technologies and changing industry trends;

●	the impact of current and future laws and regulations;

●	the impact of the COVID-19 crisis on our business, results of operations and future growth prospects;

●	our intended use of proceeds from the Offering (as defined below); and

●	the implementation of our business model and strategic plans for our business and products;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our products and our ability to operate our business without infringing the intellectual property rights of others;

●	the performance of our third-party suppliers and manufacturers;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	the success of competing products that are currently or may become available;

●	our ability to continue as a going concern;

●	the effect of the ongoing COVID-19 pandemic;

●	our financial performance;

●	developments and projections relating to our competitors and our industry; and,

●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

We caution you that the forward-looking statements highlighted above do not encompass all of the forward-looking statements made in this prospectus or in the documents incorporated by reference in this prospectus.

There are important factors that could cause actual results to vary materially from those described in this registration statement, of which this prospectus is a part, as anticipated, estimated or expected, including, but not limited to: the effects of the COVID-19 outbreak, including on the demand for our products; the duration of the COVID-19 outbreak and severity of such outbreak in regions where we operate; the pace of recovery following the COVID-19 outbreak; our ability to implement cost containment and business recovery strategies; the adverse effects of the COVID-19 outbreak on our business or the market price of our ordinary shares; competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; SEC regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties described herein and elsewhere in the documents incorporated by reference into this prospectus. Moreover, we operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future. Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock. Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, other strategic transactions or investments we may make.

USE OF PROCEEDS

We are filing this registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section titled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders pursuant to this prospectus. We will, however, receive the proceeds of any warrants exercised for cash in the future. Such gross proceeds will be up to $720,000 if all such warrants are exercised, of which there can be no guarantee.

If the placement agent warrants are exercised, then we intend to use any proceeds for working capital and other general corporate purposes. We may use a portion of any proceeds we might receive for acquisitions of complementary businesses, technologies, or other assets. However, we have no commitments to use any proceeds we might receive from this offering for any such acquisitions or investments at this time.

DETERMINATION OF OFFERING PRICE

The selling stockholders may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share, until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops, of which there can be no guarantee. After that time, if a market has developed, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $2.00 at which the selling stockholders may sell their shares pursuant to this prospectus was determined based upon the purchase price per share of our common stock sold in the Offering. We have included a fixed price at which selling stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Overview

On June 22, 2021, the Company, Acquisition Sub and Biond Photonics entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on June 22, 2021 (the “Closing Date”), Biond Photonics merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Biond Photonics, a California corporation, doing business as Aeluma. See “Description of Business” above. At the time the certificates of merger reflecting the Merger were filed with the Secretaries of State of California and Delaware (the “Effective Time”), each of Biond Photonics’ shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive (a) 1.299135853 shares of our common stock (the “Common Share Conversion Ratio”) , with the maximum number of shares of our common stock issuable to the former holders of Biond Photonics’ capital stock equal to 4,100,002 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 2,500,000 shares of our common stock owned by the stockholders of Parc Investments, Inc. prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

The issuance of shares of our common stock to Biond Photonics’ former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Biond Photonics is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Biond Photonics before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of securities pursuant to the Share Conversion was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506 of Regulation D promulgated by the SEC thereunder. These securities may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirement and are subject to further contractual restrictions on transfer.

The Offering

Immediately following the Merger, we sold 3,482,500 shares of our common stock pursuant to an initial closing of a private placement offering at a purchase price of $2.00 per share (the “Offering Price”). We held a second closing on June 28, 2021 for an additional 402,500 shares of our common stock and a third and final close on July 1, 2021 for an additional 115,000. Accordingly, we sold a total of 4,000,000 shares of our common stock. The private placement offering is referred to herein as the “Offering.”

The aggregate gross proceeds from the three closings of the Offering were $8,000,000 (before deducting placement agent fees and expenses of the Offering of $1,082,575).

The three closings of the Offering were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

In connection with the Offering and subject to the closing of the Offering, we agreed to pay the placement agent, GP Nurmenkari Inc. (the “Placement Agent”), a U.S. registered broker-dealer, a cash placement fee of 10% of the gross proceeds raised from investors in the Offering (other than the first $630,000 of common stock sold to pre-Merger Biond Photonics shareholders and their friends and family, for which the Placement Agent received a 3% cash fee, and $170,000 of common stock sold to pre-Merger Biond Photonics friends and family for which the Placement Agent received no cash fee) and to issue to it 50,000 shares of our common stock and warrants to purchase a number of shares of our common stock equal to 10% of the number of shares of common stock sold in the Offering (other than the first $800,000 of common stock sold to pre-Merger Biond Photonics shareholders and their friends and family), with a term of five years and an exercise price of $2.00 per share (the “Placement Agent Warrants”). We also agreed to pay certain expenses of the Placement Agent in connection with the Offering.

As a result of the foregoing, we paid the Placement Agent an aggregate commission of $748,900 and issued to it 50,000 shares of our common stock and Placement Agent Warrants to purchase 360,000 shares of our common stock in connection with the two closings of the Offering. We have also reimbursed the Placement Agent for approximately $265,000 of legal and other expenses incurred in connection with the Offering.

Subject to certain customary exceptions, we have agreed to indemnify the Placement Agent to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent and their sub-agents may be required to make in respect of such liabilities.

Departure and Appointment of Directors and Officers

Our board of directors is authorized to and consists of 5 members. As of the Effective Time, Mr. Ian Jacobs and Mr. Mark Tompkins resigned from our board of directors, and Mr. Jonathan Klamkin, Mr. Lee McCarthy and Mr. Steven DenBaars were appointed to our board of directors.

Also, as of the Effective Time, Mr. Jacobs resigned from all officer positions with us, and Jonathan Klamkin was appointed as our President and Chief Executive Officer, Lee McCarthy was appointed as our interim Chief Financial Officer and Chief Operating Officer.

Mr. McCarthy resigned from his position as interim Chief Financial Officer on August 18, 2021 and from his directorship on December 1, 2021. To fill Mr. McCarthy’s vacancy on the board, we appointed Ms. Palvi Mehta.

On December 1, 2021, we also appointed Mr. John Paglia to the board of directors; Mr. Paglia is a Class I director.

See “Management” below for information about our new directors and executive officers.

Prior to the Merger, the sole business purpose of the Company was to seek the acquisition of or merger with, an existing company.

As a result of the consummation of the Merger, on June 22, 2021, Biond Photonics, Inc. became our wholly owned subsidiary and the business of Biond Photonics, Inc. became the business of the Company going forward. Accordingly, at the closing, the Company ceased to be a shell company.

Aeluma develops novel optoelectronic devices for sensing and communications applications. Aeluma has pioneered a technique to manufacture devices using high performance compound semiconductor materials on large diameter silicon wafers that are commonly used to manufacture mass market microelectronics. This enables cost effective manufacturing of high-performance photodetector array circuits for imaging applications in mobile devices. These devices may be used as image sensors that generate an image by detecting light, in a manner similar to a digital camera taking a picture. Our devices may incorporate additional functionality and enhanced performance to enable 3D image capture when integrated into various system architectures. This technology has the potential to greatly enhance the performance and capability of camera image sensors, Lidar, augmented reality, facial recognition, and other applications. Aeluma has acquired a key piece of manufacturing equipment and has headquarters in Goleta, CA with a manufacturing cleanroom to house this equipment.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations. We are currently preparing the facility for equipment installation, which includes the performance of minor HVAC (heating, ventilating, and air conditioning) modifications in our cleanroom manufacturing area, electrical work in order to provide proper power to equipment and the repositioning of some nonstructural walls to customize the space layout for equipment. Soon thereafter, equipment will be installed and then brought online, meaning power will be supplied to the equipment and various connections will be made including gas supply lines, exhaust, and other connections. Equipment installation will be performed by Company employees, and, in some cases, together with field service engineers from the equipment manufacturers or consultants. Some equipment was procured previously, and other equipment is being procured through purchase orders with equipment manufactures. The primary sources of funding for equipment procurement and installation are the seed funding raised prior to becoming a public company and the funding raised from our alternative public offering. When fully installed, the equipment will be checked through various test operations to verify that the systems are performing to requirements and we will begin to perform development runs to realize epitaxial wafers, which is the combination of the compound semiconductor materials grown on the silicon wafer. Thereafter, we plan to finalize the purchase agreements for epitaxial wafers with potential customers with whom we currently have support letters, as mentioned elsewhere in this document, and then we will work to deliver on such orders. We will also be performing internal research and development on materials and devices for our planned photodetector array products. As part of this effort, we will be engaging foundries to develop a path toward building engineering samples and future production. In parallel, we will continue to develop our manufacturing and product development strategy by further engaging customers and strategic partners.

Limited Operating History

We cannot guarantee that the proceeds from the Offering will be sufficient to carry out all of our business plans. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to carry out all of our operations. Equity financing will result in dilution to existing stockholders.

Change of Fiscal Year

On June 30, 2021, we changed our fiscal year from the period beginning on January 1 and ending on December 31 to the period beginning on July 1 and ending on June 30 of each year, effective immediately. Accordingly, we filed a Transition Report on Form 10-KT to include audited consolidated financial information for the transition period from January 1, 2021 through June 30, 2021 with the SEC on September 27, 2021.

Results of Operations

Three months ended September 30, 2021 compared to the three months ended September 30, 2020

Our results of operations for the three month period ended September 30, 2021 as compared to the three month period ended September 30, 2020, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Three Months Ended
	September 30,
	2021		2020		Change
Net Revenues	$		$
Operating Expenses:		694,776		715	694,061
Other Income (Expense):
Sub-lease rental income & other income		91,126			91,126
Loss Before Provision for Income Tax		(603,650)		(715)	(602,935)
Provision for income tax
Net Loss		$(603,650)		$(715)	(602,935)

Net Revenues: We are pre-revenue and, accordingly recorded no revenues for either the three months ended September 30, 2021 or September 30, 2020.

Operating Expenses: During the three months ended September 30, 2021 and 2020, we incurred $694,776 and $715 of operating expenses, respectively. This increase was due to the start-up of operations and stock compensation expenses related to advisor agreements

Sub-lease rental income and other income: During the three months ended September 30, 2021 and 2020, the Company recorded net rental and other income of $91,126 and none, respectively. The increase was due to the rental of our new facility and a related sub-lease to our tenant.

Provision for income tax: The Company recorded no provision for income tax for either the three months ended September 30, 2021 or the three months ended September 30, 2020.

Net Loss: Net loss increased to $603,650 for the three months ended September 30, 2021, as compared to $715 for the three months ended September 30, 2020 for the reasons described above.

Capital Resources and Liquidity

Our financial statements have been presented on the basis that are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $603,650 for the three months ended September 30, 2021 and losses are expected to continue in the near term. The accumulated deficit was $834,572. We have been funding our operations through private loans and the sale of common stock in private placement transactions.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At September 30, 2021, we had $6,198,218 of cash on hand. These funds are insufficient to complete our business plan and, as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Cash, total current assets, total assets, total current liabilities and total liabilities as of September 30, 2021 as compared to June 30, 2021, were as follows:

	September 30, 2021	June 30, 2021
Cash	$6,198,218	$6,787,250
Total current assets	$7,093,825	$7,472,235
Total assets	$8,708,727	$9,083,119
Total current liabilities	$358,409	$287,100
Total liabilities	$935,215	$897,555

At September 30, 2021, we had working capital of $6,735,416 compared to working capital of $7,185,135 at June 30, 2021. Current assets decreased to $7,093,825 at September 30, 2021 from $7,472,235 at June 30, 2021, primarily as a result of the start-up of operations. Current liabilities increased to $358,409 at September 30, 2021 from $287,100 at June 30, 2021, primarily as a result of the timing of accounts payable.

For the three months ended September 30, 2021, net cash used by operations was $492,052 and was the result of the net loss from operations with a change in prepaid expenses, offset by a change in accounts payable and accrued expenses and non-cash expenses. For the three months ended September 30, 2020, net cash used in operations was $715.

Net cash used in our investing activities were $258,910 and none for the three months ended September 30, 2021 and September 30, 2020, respectively. Investing activity for the 2021 period related to the setup of our new facility.

Our financing activities generated a cash inflow of $161,930 for the three months ended September 30, 2021, due to the offering described above. There were no financing activities for the three months ended September 30, 2020.

Six months ended June 30, 2021 compared to the six months ended June 30, 2020

Our revenue, operating expenses, and net loss from operations for the six month period ended June 30, 2021 as compared to the six month period ended June 30, 2020, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Six Months Ended
	June 30,
	2021		2020		Change
NET REVENUES	$		$
OPERATING EXPENSES:		255,853		2,992	252,861
Other Income (Expense):
Sub-lease rental income & other income		90,758			90,758
Change in value of liability		(48,308)			(48,308)
Interest expense		(3,000)			(3,000)
Loss Before Provision for Income Tax		(216,403)		(2,944)	(213,459)
Provision for income tax		800		816	16
Net Loss		$(217,203)		$(3,808)	(213,395)

Our revenue, operating expenses, and net loss from operations for the years ended December 31, 2020 as compared to the year ended December 31, 2019, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Years Ended December 31,
	2020	2019	Change
NET REVENUES	$-	$-	-
OPERATING EXPENSES:	11,670	249	11,421
Interest expense	1,000	0	1,000

Net Loss before provision for income taxes	$(12,670)	$(249)	(12,421)
Provision for income tax	(800)		(800)
Net Loss	(13,470)	(249)	(13,221)

Net Revenues: We recorded no revenues for either the six months ended June 30, 2021 or June 30, 2020. We also recorded no revenues in either of the years ended December 31, 2020 or 2019.

Operating Expenses: During the six months ended June 30, 2021, we incurred $255,853 of operating expenses. During the six months ended June 30, 2020, we incurred $2,992 of operating expenses. This increase was due to the start-up of operations and stock compensation expenses related to advisor agreements. For the twelve months ended December 31, 2020 and 2019 we incurred $11,670 and $249 of operating expenses, respectively. The increase in the 2020 period was due to the startup of operations.

Sub-lease rental income and other income: During the six months ended June 30, 2021, the Company recorded net rental income of $84,743 and none for the six months ended June 30, 2020. The increase was due to the rental of our new facility and a related sub-lease to our tenant.

Change in value of liability: During the six months ended June 30, 2021, the Company recorded an expense due to a change in the value of liability of $48,308 and none for the six months ended June 30, 2020. The increase was related to the simple agreement for equity instruments.

Interest Expense: During the six months ended June 30, 2021, we incurred $3,000 of interest expenses, from none for the six months ended June 30, 2020. This increase was due to related party loans. Interest expense increased to $1,000 for the year ended December 31, 2020 compared to $0 for the year ended December 31, 2019. The increase was primarily due to interest on related party loans.

Provision for income tax: Provision for income tax was $800 and $816 for the six months ended June 30, 2021 and 2020, respectively. Provision for income tax was $800 and none for the years 2020 and 2019, respectively. This expense relates to minimum income tax requirements in California.

Net Loss: Net loss increased to $217,203 for the six months ended June 30, 2021 as compared to $3,808 for the six months ended June 30, 2020 and increased to $13,470 from $249 for the years ended December 31, 2020 and 2019, respectively for the reasons described above.

Capital Resources and Liquidity

Our financial statements have been presented on the basis that are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $217,203 and $13,470 for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, and losses are expected to continue in the near term. The accumulated deficit was $230,922 and $13,719 at June 30, 2021 and December 31, 2020, respectively. We have been funding our operations through private loans and the sale of common stock in private placement transactions. Refer to Notes 4 through 6 in the financial statements for our discussion of notes payable and shares issued.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At June 30, 2021, we had $6,787,250 of cash on hand. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date hereof, we have not entered into any formal agreements regarding the above.

In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Cash, total current assets, total assets, total current liabilities and total liabilities as of June 30, 2021 as compared to December 31, 2020, were as follows:

	June 30, 2021	December 31, 2020
Cash	$6,787,250	$38,302
Total current assets	$7,472,235	$38,302
Total assets	$9,083,119	$154,190
Total current liabilities	$287,100	$147,909
Total liabilities	$897,555	$147,909

At June 30, 2021, we had working capital of $7,185,135 compared to a working capital deficit of $109,607 at December 31, 2020. Current assets increased to $7,472,235 at June 30, 2021 from $38,302 at December 31, 2020, primarily as a result of the private placement described above. Current liabilities increased to $287,100 at June 30, 2021 from $147,909 at December 31, 2020, primarily as a result of the facility lease agreement the Company entered into.

For the six months ended June 30, 2021, net cash used in operations of $68,394 was the result of the net loss in operations with a change in prepaid expenses, offset by a change in accounts payable and accrued expenses and non-cash expenses. For the six months ended June 30, 2020, net cash used in operations of $3,808 was the result of bank charges on the business checking account.

Net cash used in our investing activities were $27,253 and none for the six months ended June 30, 2021 and June 30, 2020, respectively. Investing activity for the 2021 period related to the setup of our new facility.

Our financing activities resulted in a cash inflow of $6,844,595 for the six months ended June 30, 2021, due to the offering described above. Financing activities generated $6,500 in cash for the six months ended June 30 2020 due to shareholder loans.

Critical Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Going Concern

The Company incurred a net loss of $217,203 for the six months ended June 30, 2021 and a net loss of $13,470 for the year ended December 31, 2020. In addition, the Company is in the research and development stage and has not generated revenue to date. In order to support its operations, the Company will require additional infusions of cash from the sale of equity instruments or the issuance of debt instruments, or the commencement of profitable revenue generating activities. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations, develop or enhance its sensors in the future or respond to competitive pressures would be significantly limited. Such limitations could require the Company to curtail, suspend or discontinue parts of its business plan.

These conditions may raise doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Basic Net Loss Per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value of Financial Instruments

As defined in Financial Accounting Standards Board (“FASB”) ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), fair value is the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses the market or income approach. Based on this approach, the Company utilizes certain assumptions about the risk inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Unadjusted quoted prices in active, accessible market for identical assets or liabilities

Level 2 – Other inputs that are directly or indirectly observable in the marketplace

Level 3 – Unobservable inputs which are supported by little or no market activity

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying values of the Company’s cash, accounts payable, accrued expenses and advances from officers approximate their fair value due to the relatively short maturity of these items. The carrying amounts reported for debt obligations approximate fair value due to the effective interest rate of these obligations reflecting the Company’s current borrowing rate.

Concentration of Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property, equipment and improvements are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or the asset’s useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

As of June 30, 2021 and December 31, 2020, the Company has one capitalized construction in progress asset which will be used for the production of their sensors. The asset is not currently in use and will continue to receive capitalized improvements until it is ready to use. Once commissioned and properly setup, the property and equipment will be depreciated using the straight-line method over their estimated useful life.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company’s accounts are insured by the FDIC but at times may exceed federally insured limits.

Income Taxes

The Company is expected to have net operating loss carryforwards that it can use to offset a certain amount of taxable income in the future. The Company is currently analyzing the amount of loss carryforwards that will be available to reduce future taxable income. The resulting deferred tax assets will be offset by a valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before income taxes relates to the recognition of a valuation allowance for deferred income tax assets.

The Company has adopted FASB ASC 740-10, “Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not as a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for periods presented. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized, and such tax years are closed.

The Company will file tax returns in the U.S. federal jurisdiction and the state of California. The Company’s federal and state return form are subject to review by the taxing authorities. The Company is not currently under examination by any taxing authority, nor has it been notified of an impending examination.

Recent Accounting Pronouncements

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our consolidated financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840)” and generally requires all leases to be recognized in the balance sheet. We adopted ASU 2016-02, effective January 1, 2021.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606), which amends certain aspects of the Board’s new revenue standard, ASU 2014-09, Revenue from Contracts with Customers.  The Company does not currently generate revenue.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Results of Operations for the Years ended December 31, 2020 and 2019

Our revenue, operating expenses, and net loss from operations for the years ended December 31, 2020 as compared to the year ended December 31, 2019, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Years Ended December 31,			% Change Increase
	2020	2019	Change	(Decrease)
NET REVENUES	$-	$-	-	-%
OPERATING EXPENSES:	11,670	249	11,421	5,386.7%
Interest expense	1,000	0	1,000	n/a %

Net Loss	$(13,470)	$(249)	(13,221)	5,309.6%

Net Revenues: We recorded no revenues in either the 2020 or 2019 periods.

Operating Expenses: For the twelve months ended December 31, 2020 and 2019 we incurred $11,670 and $249 of operating expenses, respectively. The increase during the 2020 period was due to the start-up of operations and stock compensation expenses related to advisor agreements.

Interest Expense: Interest expense increased to $1,000 for the year ended December 31, 2020 compared to $0 for the year ended December 31, 2019. The increase was primarily due to interest on related party loans.

Net Loss: Net loss increased by $13,221, or 5,309.6%, to a net loss of $13,470 for the year ended December 31, 2020 from a net loss of $249 for the year ended December 31, 2019. This increase in net loss was for the reasons cited above.

Capital Resources and Liquidity

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $217,203 and $13,470 during the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, and losses are expected to continue in the near term. The accumulated deficit is $230,922 and $13,719 at June 30 2021 and December 31, 2020, respectively. We have funded our operations through private loans and the sale of common stock in private placement transactions. Refer to Note 5 in the financial statements for a discussion of notes payable and shares issued. Our cash resources may be insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern, and our independent auditor has included a qualification to that effect in its audit opinion relating to our financial statements for the years ended December 31, 2020 and 2019. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our company to continue as a going concern.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At June 30, 2021, we had $6,787,250 of cash on hand; at December 31, 2020, we had $38,302 of cash on hand. These funds may be insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stockholders, in the case of equity financing.

Management plans to undertake steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Cash, total current assets, total assets, total current liabilities and total liabilities as of June 30, 2021 as compared to December 31, 2020, were as follows:

	June 30, 2021	December 31, 2020
Cash	$6,787,250	$38,302
Total current assets	$7,472,235	$38,302
Total assets	$9,083,119	$154,190
Total current liabilities	$287,100	$147,909
Total liabilities	$897,555	$147,909

At June 30, 2021, we had working capital of $7,185,135 compared to a working capital deficit of $109,607 at December 31, 2020. Current assets increased to $7,472,235 at June 30, 2021 from $38,302 at December 31, 2020 primarily as a result of the Offering discussed above. Current liabilities increased to $287,100 at June 30, 2021 from $147,909 at December 31, 2020, primarily as a result of the facility lease agreement the Company entered into

For the six months ended June 30, 2021, net cash used in operations of $68,394 as compared to net cash used of $3,808 for the six months ended June 30, 2020. The increase in the 2021 period was due primarily to a cash deposit paid on the Company’s new leased facility.

Net cash used in investing activities were $27,253 and $0 for the six months ended June 30, 2021 and 2020, respectively. Cash used in the 2021 period was for leasehold improvements and a domain name.

Financing activities generated cash inflow of $6,844,595 for the three months ended June 30, 2021, as compared to $6,500 in the six months ended June 30, 2020.The increase in the 2020 period is primarily a result of the Offering discussed above.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

BUSINESS

The Company was formed as a vehicle to seek the acquisition of, or merger with, an existing operating company.

As a result of the consummation of the Merger, on June 22, 2021, Biond Photonics merged into our wholly owned subsidiary, and the business of Biond Photonics became the business of the Company going forward. Accordingly, at the closing of the Merger, the Company ceased to be a shell company.

We develop novel optoelectronic devices for sensing and communications applications. Aeluma has pioneered a technique to manufacture devices using high performance compound semiconductor materials on large diameter silicon wafers that are commonly used to manufacture mass market microelectronics. This enables cost effective manufacturing of high-performance photodetector array circuits for imaging applications in mobile devices. These devices may be used as image sensors that generate an image by detecting light, in a manner similar to a digital camera taking pictures. Our devices may incorporate additional functionality for 3D image capture when integrated into various system architectures. This technology has the potential to enhance the performance and capability of camera image sensors, Lidar, augmented reality, facial recognition, and other applications. Aeluma has acquired a key piece of manufacturing equipment, an MOCVD tool, and has headquarters in Goleta, CA with a manufacturing cleanroom to house this equipment.

Because we will leverage compound semiconductor materials including InGaAs, our devices may operate out to longer wavelengths, up to at least 1600 nm, which is advantageous for a number of reasons including eye safety. Beyond 1400 nm is considered eye safe at significantly higher optical power levels relative to that at shorter wavelengths. Therefore, for Lidar sensing systems, the range (the detectable object distance) can be increased significantly. Operating at specific longer wavelengths (for example, near 1550 nm) also enables imaging both in low light (dark) conditions, as well as in direct sunlight. Therefore, images could be captured outdoors and in various conditions.

Our Strategy

Aeluma will continue to develop its technology that includes novel materials and devices based on those novel materials. Our primary focus is to manufacture high performance photodetector array circuits for image sensors that may find use in mobile devices. Although our initial target is the mobile market, we recognize that our devices have broad applicability and our strategy will evolve as we further engage potential customers across various market segments. As we are currently operating in a research and development phase, we do not have any commercial products at this time.

Our Technology

Our technology is based on heterogeneous integration of compound semiconductor materials on silicon. This heterogeneous integration enables the subsequent device fabrication and manufacturing in silicon manufacturing lines that are suited to large-volume production. Manufacturing on silicon also enables unique device configurations that are either not possible, challenging, or cost prohibitive relative to manufacturing on traditional compound semiconductor substrates such as InP.

Competition

There are two primary classes of image sensors currently in the market, low cost silicon sensors for mass market applications, and high performance InGaAs sensors deployed primarily in specialty applications. The major suppliers of silicon CMOS image sensors include Sony, Samsung, Omnivision, On Semi, STM, Panasonic, Canon, SK Hynix, and others (Source: Yole Development, www.yole.fr). The major suppliers of InGaAs sensors include Hamamatsu, FLIR/Teledyne, Princeton Lightwave/Argo AI, Sensors Unlimited, Excelitas, and others (Source: Markets and Markets, www.marketsandmarkets.com).

We believe that our technology will be able to compete effectively because we are uniquely positioned to outperform silicon CMOS image sensors while achieving a cost of manufacturing that is lower than that for traditional InGaAs sensors. Compared to silicon, InGaAs demonstrates higher detection sensitivity and a broader wavelength absorption spectrum. Silicon absorbs or detects light in the visible spectral region (400-750 nm) and partially in the NIR spectral region (greater than 750 nm), cutting off near 940 nm. InGaAs not only demonstrates higher absorption in the visible and NIR, but also extends well into the SWIR spectrum (1000-2500 nm), cutting off near 1700 nm, with the ability to extend beyond 2000 nm using strained InGaAs material.

We believe that we are also positioned to win on price in competing with current InGaAs sensors while having the ability to realize much larger area photodetector arrays because of our ability to manufacture on 12-inch silicon wafers, whereas competing InGaAs photodetectors are manufactured on InP wafers that are typically 2-4 inches in size. Therefore, in addition to realizing many more sensor chips per wafer, we have the ability to realize array sizes that are larger than what is possible with traditional InGaAs manufacturing on InP wafers.

Existing and potential competitors have or could have advantages such as greater name recognition, longer operating histories, broader and deeper product portfolios, larger customer bases, substantially greater financial and other resources, and larger scale manufacturing operations. However, we believe that our products will have the potential to compete because of our unique ability to manufacture high performance devices at low cost.

Customers

Aeluma currently has two potential customers that have provided non-binding support letters. These potential customers, who are manufacturers or research and development centers, wish to procure materials from us once our facility is operating and we are able to produce those materials. Aeluma bought a key piece of manufacturing equipment, a MOCVD tool, from one of the potential customers as part of a non-binding supply chain agreement, which provides that the customer will buy materials from us once we have installed and qualified the equipment; the Bill of Sale for such tool further provided that terms regarding the customer relationship would be “mutually agreed to by the parties in a subsequent subcontract for services.”

Potential customers include those in the mobile market (both mobile phone manufactures and companies that sell integrated solutions to them), Lidar for cars, defense and aerospace. See, Risk Factors – “Our customers may require our products to undergo a lengthy and expensive qualification process without any assurance of product sales.”

Markets

The CMOS image sensors market was approximately $19B in 2020 and is projected to be $30B in 2026 (Source: Yole Development). During 2018, the revenue breakdown by market was 68% mobile, 7% consumer, 8% computing, 6% automotive, 6% security, 3% industrial, 1% medical, 1% defense and aerospace (Source: Yole Development, CMOS Image Sensor Industry 2020 report, www.yole.fr).

In terms of unit sales, the following are projected for 2024: 1.73 billion mobile phones, 131 million tablets, and 113 automotive vehicles (Source: www.idc.com). Manufacturers of mobile phones, tablets, and Lidar for automotive vehicles may be prospective customers for Aeluma. In the mobile market, Apple arguably leads in terms of deploying advanced capabilities such as Lidar sensing in their devices; Apple does not use our technology. Apple leverages VCSEL emitters in conjunction with SPAD detectors for a Lidar scanner in smartphones and tablets and such technology “helps to deliver faster, more realistic augmented reality experiences and improves autofocus in low-light scenes in photos and videos” (https://www.apple.com/newsroom/2021/05/apple-awards-an-additional-410-million-from-its-advanced-manufacturing-fund-to-ii-vi/). Other major smartphone suppliers include Samsung, Xiaomi, OPPO, vivo, Huawei, and realme (Source: www.counterpointresearch.com).

In addition to smartphone and tablet, other image sensor markets include: defense and aerospace, industrial, medical, automotive, robotic vehicles, machine vision, camera, motion detection, smart building and people counting, military, thermal imaging (Source: Yole Development).

Research and Development will be key to our success, enabling us to differentiate from competitors. The goal of our research and development efforts is to maintain leadership in heterogeneous integration of compound semiconductors on silicon for scaling the manufacturing of high performance optoelectronic devices. To support research and development, we will pursue government funded programs, although there are no assurances that such programs will be awarded. Such programs could not only offset research and development costs, but should provide pathways to customers, thereby supporting commercialization efforts.

Our Intellectual Property Approach

Our strategy for the protection of our proprietary technology is to seek worldwide patent protection with a focus on jurisdictions that represent significant global semiconductor markets. However, we will assess on a case-by-case basis whether it is strategically more favorable to maintain trade secret protection for our inventions and “know-how” rather than pursue patent protection. Generally, patents have a term of twenty years from the earliest priority date, assuming that all maintenance fees are paid, no portion of the patent has been terminally disclaimed and the patent has not been invalidated. In certain jurisdictions, and in certain circumstances, patent terms can be extended or shortened.

Intellectual Property

While we currently hold no issued patents, we have filed four patent applications with the United States Patent and Trademark Office (USPTO), and have executed a letter of intent with a university to negotiate a license option for one of their issued patents. We have also filed a trademark for the name Aeluma with the USPTO. We will maintain protection of trade secrets that include “know-how” and process recipes.

Governmental Regulations

Our primary products are anticipated to be compound semiconductor optoelectronic devices manufactured on silicon substrates, including InGaAs photodetectors and photodetector arrays. To the extent that our products are or become subject to U.S. export controls and regulations, these regulations may limit the export of our products and technology, and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception, or other appropriate government authorizations and conditions, including annual or semi-annual reporting. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons, and entities. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, re-exportation, and importation of our products and technology and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products and technology. Complying with export control and sanctions laws may be time-consuming and may result in the delay or loss of sales opportunities. Although we take precautions to prevent our products and technology from being provided in violation of such laws, our products and technology may have previously been, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Export or import laws or sanctions policies are subject to rapid change and have been the subject of recent U.S. and non-U.S. government actions. Changes in export or import laws or sanctions policies, may adversely impact our operations, delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products and technology to certain countries, regions, governments, persons, or entities altogether, which could adversely affect our business, financial condition and results of operations.

We are also generally subject to other industry and environmental regulations for electronic and semiconductor products such as the Restriction of Hazardous Substances Directive 2002/95/EC. See “Risk Factors—Environmental and health and safety liabilities and expenditures could materially adversely affect our results of operations and financial condition” for additional information.

Manufacturing

We currently have not established material manufacturing capability. We plan to control our core MOCVD manufacturing and development, with MOCVD capability at our Goleta, California headquarters. That location will have a production scale system capable of materials growth on up to 12-inch wafers. We believe that this system, with the ability to grow InGaAs materials on silicon, InP, and other substrates, will provide sufficient capacity for both our photodetector business pursuits, as well as sales of wafer materials.

Sales

We currently do not have revenue or sales contracts. We do have two non-binding letters of intent from two different customers for development activities.

Marketing

We have not started marketing activities at this time.

Environment

We seek to comply with all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on our capital expenditures, results of operations or competitive position.

Properties

Our principal executive office is located at 27 Castilian Dr., Goleta, CA. We pay an annual rent of $156,165.

Effective February 22, 2021, we entered into a triple-net lease agreement with SBR Associates LP for the commercial building at 27 Castilian Dr. Goleta, CA for a term of five years, that began on April 1, 2021. The base rent for this property is $13,013.75 per month, with a CPI escalation over the initial base rent over the term of the lease. The lease expires on March 31, 2026 with the option to renew the lease with reasonable notice.

On March 15, 2021, we entered into a month to month agreement to sublease a portion of this property to the previous tenant at a base rental rate of $1.45 per square foot, per month.

Employees

Employees of Aeluma as of the date hereof are the CEO, COO and four other employees who work in engineering. We plan to hire additional persons on an as-needed basis. We have also engaged with consultants on an as-needed basis.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 10 years preceding the date of this prospectus. We may however be involved, from time to time, in claims and lawsuits incidental to the conduct of our business in the ordinary course. We carry insurance coverage in such amounts as we believe to be reasonable under the circumstances and that may or may not cover any or all of our liabilities in respect of these matters. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, cash flows or results of operations, but cannot guarantee same.

Environment

Aeluma seeks to comply with all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on Aeluma’s capital expenditures, results of operations or competitive position.

MANAGEMENT

Executive Officers and Directors

At the closing of the Merger, Messrs. Klamkin, McCarthy and DenBaars were appointed to our board of directors, and Mr. Ian Jacobs and Mr. Mark Tompkins resigned from our board of directors. Our executive management team was also reconstituted immediately following the closing by the appointment of Mr. Klamkin as our Chief Executive Officer and Mr. McCarthy as our interim Chief Financial Officer and Chief Operating Officer, and the resignation of Mr. Jacobs from all positions with us. Mr. McCarthy resigned from his position as interim Chief Financial Officer on August 18, 2021.

As per our amended and restated bylaws, which will be in effect upon the closing of the Merger, our board of directors will be divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose terms are then expiring, to serve from the time of election and qualification until the third annual meeting following their election or until their earlier death, resignation or removal. Upon the closing of this offering, our directors will be divided among the three classes as follows:

The Class I directors consist of Mr. DenBaaars and Mr. Paglia, whose terms will expire at our first annual meeting of stockholders following the Merger.

The Class II director is Ms. Mehta and her term will expire at our second annual meeting of stockholders following the Merger.

The Class III director is Mr. Klamkin and his term will expire at our third annual meeting of stockholders following the Merger.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See the section of this prospectus captioned “Description of Securities-Anti-Takeover Provisions” for a discussion of these and other anti-takeover provisions found in our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately the closing of the Merger.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action.

On November 15, 2021, we accepted the resignation of Mr. McCarthy as one of our directors, which was effective December 1, 2021; Mr. McCarthy informed us that he wanted to resign from his position as a member of the Board of Directors to permit the appointment of an independent director to our three-person Board and not as a result from any disagreement regarding any matter related to the Company’s operations, policies or practices.

On November 15, 2021, the Board also approved the appointment of Ms. Palvi Mehta to fill the vacancy created by Mr. McCarthy’s resignation for the remainder of his term, and her independent director agreement, which sets her compensation and establishes other terms and conditions governing her service on the Board. Ms. Mehta will serve as an independent director as of December 1, 2021.

On December 1, 2021, we also appointed Mr. John Paglia to the board of directors.

The following table provides information regarding our executive officers and directors as of the date hereof:

Name	Age	Positions	Director Class, if applicable
Executive Officers
Jonathan Klamkin	41	Chief Executive Officer & Chief Financial Officer & President & Chairman	Class III
Lee McCarthy	48	Chief Operating Officer
Non-Employee Directors
Steven P. DenBaars	59	Director	Class I
Palvi Mehta	54	Director	Class II
John Paglia	54	Director	Class I

Background of Officers and Directors

Jonathan Klamkin serves as President and Chief Executive Officer and is one of our directors. Mr. Klamkin has been the CEO and Director of Biond Photonics since February 28, 2019. He is a Professor of Electrical and Computer Engineering at the University of California, Santa Barbara (2015-present), where his group conducts pioneering research in integrated photonics and optoelectronics for communications and sensing applications. Mr. Klamkin was with BinOptics Corp. (2001-2002), a laser diode manufacturer that was acquired by Macom in 2015, where he served as an optoelectronic device design and test engineer. Jonathan is the recipient of numerous awards including the NASA Young Faculty Award, the DARPA Young Faculty Award, and the DARPA Director’s Fellowship. He has published more than 200 papers, holds several patents, and has given more than 100 invited presentations to industry, government and the academic community. Mr. Klamkin holds a Bachelor of Science in Electrical and Computer Engineering from Cornell University and a Master of Science in Electrical and Computer Engineering and a Ph.D. in Materials from the University of California, Santa Barbara. We believe that Mr. Klamkin qualifies as our Chairman because of his leadership experience and years of experience in the photonics field.

Lee McCarthy serves as our Chief Operating Officer. Lee also served as a director from October 27, 2020 until December 1, 2021. He is a semiconductor industry executive with 14 years of relevant experience.  His prior experience includes being the first employee (2007-2021) and becoming Senior Director (2016-2021) of MOCVD Global Operations at Transphorm, Inc. (TGAN).  Mr. McCarthy led a 24/7 production operation of GaN-on-Si materials and managed MOCVD operations in the US and Japan for Transphorm, Inc. (2014-2021). He was responsible for global strategy for MOCVD production, epi customer agreements, cost models, ERP and MES for rapid scale of manufacturing.  Mr. McCarthy was also Principal Investigator for an $18M US DoD program to establish millimeter wave MOCVD materials supply chain (2019-2021). He holds a Bachelor of Science and Masters of Science and a Ph.D. in Electrical Engineering from the University of California, Santa Barbara.

Steven P. DenBaars serves as one of our directors. Steven has been on our Board of Directors since June 5, 2021. He is a Professor of Materials and Electrical and Computer Engineering at the University of California Santa Barbara (1991-pres). Prof. DenBaars has been very active in entrepreneurship, having helped co-found several start-up companies in the field of photonics and electronics. In 1996, he Co-founded Nitres Inc., which was acquired by Cree Inc. in May 2000. In 2013, he Co-Founded SLD Laser, and helped build the company to over 150 employees before being acquired by Kyocera Corporation in 2021.  In 2014, he assisted Dr. Jeffry Shealy in the founding of Akoustis Technologies Inc. (AKTS) for commercialization of RF Filters, and he is currently on the Board of Directors. He received the IEEE Fellow award in 2005, member of the National Academy of Engineers in 2012, and National Academy of Inventors in 2014.  He has authored or co-authored over 980 technical publications, 350 conference presentations, and over 185 patents. Mr. DenBaars has a Bachelor of Science in Metallurgical Engineering from the University of Arizona and a Master of Science and a Ph.D. in Material Science and Electrical Engineering, respectively, from the University of Southern California. We believe that Mr. DenBaars qualifies as our director because of his entrepreneurial and start-up experience, as well as his engineering knowledge.

Palvi Mehta serves as one of our directors. Ms. Mehta is an operating partner and CFO for Pioneer Square Labs (PSL), a start-up studio and venture fund with $200M in assets under management. She provides financial and operational oversight, supports the investment process, and assists portfolio companies with financial, operating and scaling strategies. Palvi joined PSL after two decades in senior financial roles in the wireless, manufacturing, networking, and security industry. Prior to PSL, she was the CFO of three venture-backed startups. She was most recently the CFO at ExtraHop Networks. A veteran of the tech startup community, Ms. Mehta has also been the CFO of NewPath Networks, and RadioFrame Networks. During her career, she has raised hundreds of millions of dollars across both the equity and debt markets and has successfully completed multiple exits. She began her career as a CPA and an auditor at Ernst & Young. Palvi received the 2018 Executive Excellence Award from Seattle Business Magazine. In addition, she was selected by the Puget Sound Business Journal as the 2016 CFO of the Year for mid-size companies. Ms. Mehta graduated Summa Cum Laude from the University of California, Berkeley with a B.S. in business, with an emphasis in finance and accounting. Palvi is a strong supporter of women in tech and is passionate about providing the opportunity for CS education to women and underrepresented minorities. She is a board member and treasurer of Code.org. We believe she qualifies as one of our directors because of her leadership and entrepreneurial experience and knowledge.

John Paglia serves as one of our directors. Dr. Paglia is an independent board director and audit committee chair for Simulations Plus, Inc. (NASDAQ: SLP), independent board director and audit committee chair for Cal-X Business Accelerator, Inc. (with 30+ regenerative health technology startups), board director for two not-for-profits (California Amateur Hockey Association and Santa Clarita Flyers Hockey Club), and an advisory board member for both VitaNav, Inc. (a ketone-based beverage company) and The Most Fundable Companies Council. At Pepperdine University’s Graziadio Business School, he is a tenured Professor of Finance where his specialty areas are venture capital, private equity, corporate finance, business valuations, and mergers and acquisitions (M&A). In addition, he held a number of leadership positions at Pepperdine University since joining in 2000, most recently as Senior Associate Dean where he had oversight for over 100 full-time business school faculty and key strategic projects, and, prior to that, as executive director of Graziadio Business School’s entrepreneurship institute. Dr. Paglia holds a Ph.D. in Finance, an MBA, a B.S. in Finance, and is a Certified Public Accountant, Chartered Financial Analyst, and is NACD Directorship Certified™. Dr. Paglia is a recipient of several prestigious honors for his work on the financing and capital markets. We believe his knowledge of technical accounting issues and business experience qualify him as an expert in financial matters and as a qualified candidate for the Board.

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, none of the following events occurred during the past ten years that are material to an evaluation of the ability or integrity of any of our executive officers, directors, Director Nominees or promoters:

(1) A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described by such activity;

(5) Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) Subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S. C 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence and Board Committees

We are not currently required under the Securities and Exchange Act to maintain any committees of our Board. We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” or maintain any committees of our Board and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors” or have any committees. As of the date hereof, we have 2 independent directors and will establish such committees in the near future.

Our board of directors shall determine which directors qualify as “independent” directors in accordance with listing requirements of The NASDAQ Stock Market, or NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us.

Our Board of Directors has determined that its newly appointed directors, Ms. Mehta and Mr. Paglia shall be considered independent directors in accordance with the definition of independence applied by the NASDAQ Stock Market.

Meetings of the Board of Directors

During the nine months ended September 30, 2021, the Board held one meeting and otherwise transacted business by unanimous written consent.

Family Relationships

There are no family relationships by between or among the members of the Board or other executive officers of the Company.

Indemnification

Our articles of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances. See “Indemnification Agreements” for further information. We intend to secure directors’ and officers’ liability insurance following the completion of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Delaware law, we are informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Leadership Structure and Role in Risk Oversight

Mr. Klamkin serves as our Chief Executive Officer and our Chairman. Although the roles of our Chief Executive Officer and Chairman of our board of directors are currently performed by the same person, we do not have a policy regarding the separation of these roles, as our board of directors believes that it is in the best interests of the Company and our shareholders to make that determination from time to time based upon the position and direction of the Company and the membership of our board of directors.

Our board of directors has determined that our leadership structure is appropriate for the Company and our shareholders as it helps to ensure that the board of directors and management act with a common purpose and provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, our board of directors believes that a combined role of Chief Executive Officer and Chairman is better positioned to act as a bridge between management and our board of directors, facilitating the regular flow of information. Our board of directors also believes that it is advantageous to have a Chairman with an extensive knowledge of our industry.

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EXECUTIVE COMPENSATION

None of the Company’s directors or officers prior to the merger received any compensation from the Company or Biond Photonics. The Board of Directors approved an annual base compensation of $230,000 and $200,000 for Mr. Klamkin and Mr. McCarthy, respectively, effective July 1, 2021.

Employment and Change in Control Agreements

We do not have an employment agreement with any of our officers. However, pursuant to our advisor agreement with Mr. Denbaars, if there is a change of control, other than the Merger, while he is still employed by the Company, all of his unvested shares will vest at the closing of such change in control transaction. Additionally, as per the restricted stock purchase agreements we maintain with Mr. Klamkin and Mr. McCarthy, if either of their respective employment with the Company is terminated by the Company, other than for cause, or is terminated by the individual for Good Reason (as defined in the related agreement), within a year after the Merger, then, effective as of such termination, 100% of such terminated person’s unvested shares will vest.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding certain outstanding shares held by each of our named executive officers as of June 30, 2021, that have a vesting schedule. These shares were converted into shares of our common stock in connection with the Merger, and the table below reflects all outstanding shares as of June 30, 2021 as if they had been granted by us. None of our named executive officers held any outstanding options, restricted stock unit or other equity awards as of that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Jonathan Klamkin	-	-	-	-	-	1,299,136	10,393	(1)	-	-
Lee McCarthy	-	-	-	-	-	1,299,136	10,393	(2)	-	-

(1)	These shares were purchased pursuant to Founder’s Restricted Stock Purchase Agreement between Mr. Klamkin and the Company on October 27, 2020. Mr. Klamkin purchased a total of 1,623,920 shares (represented 1,250,000 shares of Biond prior to the Merger) pursuant to the agreement. Pursuant to the agreement, 20% of the shares vested on the date the agreement was signed and starting on November 30, 2020 and for every month thereafter until employment termination, 1/48th of the remaining shares shall vest on the last day of each succeeding calendar month. The agreement also provides that if there is a change of control, like the Merger, and if Mr. Klamkin is terminated, other than for cause, during the period starting 90 days before the Merger and for a year thereafter, all unvested shares shall vest at the date of termination. Accordingly, as of June 30, 2021, 541,307 shares have vested. The market value of the unvested shares was based on $0.0104 per share, which was purchase price of the shares.

(2)	These shares were purchased pursuant to Founder’s Restricted Stock Purchase Agreement between Mr. McCarthy and the Company on October 27, 2020. Mr. McCarthy purchased a total of 1,623,920 shares (represented 1,250,000 shares of Biond prior to the Merger) pursuant to the agreement. Pursuant to the agreement, 20% of the shares vested on the date the agreement was signed and starting on November 30, 2020 and for every month thereafter until employment termination, 1/48th of the remaining shares shall vest on the last day of each succeeding calendar month. The agreement also provides that if there is a change of control, like the Merger, and if Mr. McCarthy is terminated, other than for cause, during the period starting 90 days before the Merger and for a year thereafter, all unvested shares shall vest at the date of termination. Accordingly, as of June 30, 2021, 541,307 shares have vested. The market value of the unvested shares was based on $0.0104, which was the purchase price of the shares.

Our 2021 Equity Incentive Plan

Pursuant to the Merger Agreement and upon the closing of the Merger, we adopted our 2021 Equity Incentive Plan (the “2021 Plan”), which provides for the issuance of incentive awards of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards, cash awards, and stock bonus awards. We initially reserved 980,000 shares of our common stock for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our board of directors. As of the date hereof, we have issued an aggregate of 20,000 options pursuant to the 2021 Plan.

Compensation Paid to Directors

The Company’s Directors were not paid any compensation during fiscal years 2019 or 2020.

Pursuant to Ms. Mehta and Mr. Paglia’s appointment as a director, we entered into an independent director agreement with each of them, pursuant to which we shall issue each of them 125,000 stock options at a price of $2.00 per share and provide each with standard indemnification. The terms of the option grants are the same for Ms. Mehta and Mr. Paglia: 50,000 of the stock options shall vest in equal quarterly increments during the first year of directorship; an additional 37,500 shall vest in equal quarterly increments over the second and third year of the directorship, if re-elected; if the director is not re-elected, any unvested options are cancelled. They are each entitled to additional options if he or she serves on one of the board’s committees, once established. Both agreements are effective as of December 1, 2021.

Pension, Retirement or Similar Benefit Plans

With the exception of the executive officers who are eligible to participate in the company 401(k) plan, there are currently no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We recently established a 401(k) Safe Harbor retirement plan that is available to all W2 employees with the exception of interns, non-resident aliens, and union employees. Eligible employees 21 or over with 3 months of service can participate. The employer contribution is 100% up to 3% and an additional 50% for the next 2%. Employees can contribute on both a 401(k) or Roth basis. Loans and distributions are allowed. Employees will be automatically enrolled for 3% contribution with the ability to change their contribution any time.

Cash or non-cash compensation may be paid to our executive officers, including stock options, at the discretion of the board of directors or a committee thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date hereof (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

The percentage of shares beneficially owned is computed on the basis of 10,650,002 shares of common stock outstanding as of January 20, 2022. Shares of common stock that a person has the right to acquire within 60 days of January 20, 2022 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Aeluma, 27 Castilian Drive, Goleta, CA 93117.

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned
Directors and Named Executive Officers
Jonathan Klamkin, CEO and Director	1,626,995		15.28%
Lee McCarthy, COO	1,626,995		15.28%
Steven P. DenBaars, Director	376,755	(1)	2.60%
Mehta Palvi, Director	-		-
John Paglia, Director	22,500	(2)	*
All directors and executive officers as a group (4 persons)	3,653,245		33.46%

5% Stockholders
Mark Tompkins (3)	2,632,500		24.72%

*	less than 1%.

(1)	Consists of 246,004 shares of Common Stock Mr. DenBaars received pursuant to his advisory agreement letter with us, 30,751 shares he received pursuant to a SAFE Agreement that provided he shall receive such shares for $5,000 and 100,000 shares he purchased in the Offering.

(2)	Mr. Paglia purchased 12,500 shares in the Offering, and received 10,000 shares as per a consulting agreement that was terminated prior to his appointment to the Board of Directors.

(3)	Includes 2,275,000 shares Mr. Tompkins retains from his ownership before the Merger and 357,500 shares he purchased in the Offering for $715,000. Mr. Tompkins served as our director since inception; he resigned on the effective date of the Merger.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS

We describe below transactions since January 1, 2019, in which the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at yearend for the last two completed fiscal years and any of our directors, executive officers, or beneficial holders of more than 5% had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Merger.

On October 27, 2020, the Company entered into a Stock Purchase Agreement with each of Mr. Klamkin and Mr. McCarthy, pursuant to which they each purchased 1,623,920 shares of common stock (represented 1,250,000 shares of Biond prior to the Merger) for an aggregate sum of $10,000 each. The stock purchase agreement contains a vesting schedule such that 324,784 shares were fully vested as of October 27, 2020 and the remaining 1,299,136 shares vest monthly over the next 4 years. The unvested shares may be repurchased by the Company, at the Company’s option, within 90 days after the individual is terminated from his position with the Company at the original purchase price.

On February 5, 2021, we entered into a Simple Agreement for Future Equity Agreement (the “SAFE Agreement”) with each of Mr. Klamkin, our CEO, Mr. McCarthy, our COO and Mr. DenBaars, one of our directors (each of whom is referred to as a “SAFE Holder”), pursuant to which each of them loaned us $5,000, $5,000 and $50,000, respectively. Pursuant to the SAFE Agreement, the SAFE Holder’s loan will convert into shares of preferred stock if we complete a preferred stock private financing before the SAFE Agreement is terminated or the SAFE Holder shall be entitled to a certain portion of the proceeds from a Dissolution Event or Liquidity Event, as such terms are defined in the SAFE Agreement. Upon the earlier of the conversion to preferred stock or the payment to the SAFE Holder pursuant to Dissolution Event or Liquidity Event, the SAFE Agreement shall automatically terminate. On June 10, 2021, the parties agreed to convert the loans under the SAFE Agreement into shares of our common stock.

The Company is party to that certain Advisory Agreement with Mr. DenBaars, one of our directors, dated as of December 31, 2020, pursuant to which Mr. DenBaars shall serve as an advisor to the Company. Under the agreement, as partial compensation for his advisory services, the Company granted Mr. DenBaars the right to purchase 32,805 shares of common stock (represents 25,252 shares of Biond common stock prior to the Merger) at a price $0.0104 per share; the shares have a four-year vesting schedule and Mr. DenBaars purchased such shares on February 4, 2021, prior to being appointed as one of our directors. The Advisory Agreement with Mr. DenBaars was amended on June 10, 2021 to reflect additional advisory services. Under this agreement, as partial compensation for his advisory service, the Company granted Mr. DenBaars the right to purchase an additional 213,198 shares of the Company’s common stock (represents 164,108 shares of Biond common stock prior to the Merger) at a price of $0.0195 per share; the shares have a two-year vesting schedule. Pursuant to the terms of his advisory agreement, 12,984 of the shares have vested through June 30, 2021.

Participation in the Offering

Certain of our existing investors, including investors affiliated with certain of our directors and prior directors, have purchased an aggregate of 400,000 shares of our common stock in the Offering, for an aggregate gross purchase price of $800,000. Such purchases were made on the same terms as the shares that were sold to other investors in the Offering and not pursuant to any pre-existing contractual rights or obligations.

Indemnification Agreements

We maintain indemnification agreements with each of our current executive officers. The indemnification agreements, our restated articles of incorporation and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware’s General Corporation Law (“DGCL”). Subject to very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers.

Promoters and Certain Control Persons

As per the definition of a “promoter” under the Securities Act, generally defined as anyone involved in the formation of the issuer, each of Mr. Tompkins and Mr. Jacobs may be deemed a “promoter.” Mr. Tompkins received 4,750,000 shares of the Company’s common stock at the time it was incorporated and Mr. Jacobs held 250,000 shares.

The term “promoter” includes: i) any person who, acting alone or in conjunction with one or more persons, directly or indirectly takes initiative in founding and organizing the business or enterprise of an issue; or ii) any person who, in connection with the founding and organizing of the business or enterprise of an issuer, directly or indirectly receives in consideration of services or property, or both services and property, 10 percent or more of any class securities of the issuer or 10 percent or more of the proceeds from the sale of any class of such securities. However, a person who receives such securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be deemed a promoter within the meaning of this paragraph, if such person does not otherwise take part in founding and organizing the enterprise.

Other than Mr. Tompkins, there are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company. No assets will be or are expected to be acquired from any promoter on behalf of the Company.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock following the Merger and Offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits hereto, and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of the date of this Registration Statement, we had 10,650,002 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our restated certificate of incorporation and our restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of redeemable convertible preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Except as otherwise required by law, the restated and amended certificate of incorporation, the restated and amended bylaws or the rules of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the amended and restated certificate of incorporation or the amended and restated bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Accordingly, even if a director receives 1% of the votes cast, he or she will be elected assuming there is no opposition candidate; where there is an opposition candidate, the candidate receiving the most votes wins, without regard to whether those votes constitute a majority of the votes at the meeting. Our restated bylaws establish a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating redeemable convertible preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of redeemable convertible preferred stock.

Preferred Stock

Our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants and Options

As of the date hereof, other than the Placement Agent Warrants described below, we do not have any warrants outstanding and have issued 20,000 options outstanding. We are not registering shares of common stock underlying any options in this S1.

Placement Agent Warrants

As of the date of this prospectus, we have placement agent warrants outstanding that allow the placement agent and its assigns to purchase up to a total of 360,000 shares of our common stock. The following is a summary of material terms of the Placement Agent Warrants; such summary does not purport to be a complete description of the terms of the Placement Agent Warrants and you are urged to read the warrant agreement in its entirety.

Upon closing of the Offering, we issued Placement Agent Warrants to purchase up to 360,000 shares of common stock. The exercise price of the Placement Agent Warrants is $2.00 per share, subject to adjustment as set forth in the warrant agreement, and are also exercisable on a cashless basis. The Placement Agent Warrants are exercisable, at any time, and from time to time, in whole or in part, within five years commencing on or after the closing of this Offering; however, the shares underlying the Placement Agent Warrants may not be sold or transferred for a period of six months from the date on which this Offering closes.

Registration Rights Agreement

In connection with the Merger and the Offering, we have entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering, we will file this registration statement with the SEC (the “Registration Statement”), covering (i) the shares of our common stock issued in the Offering; (ii) the 50,000 shares issued to the Placement agent and the shares of common stock issuable upon exercise of the Placement Agent Warrants, (iii) the shares of our common stock issued as a result of the Share Conversion; and (iv) 2,500,000 shares of our common stock held by our stockholders prior to the Merger ((i)-(iv) collectively, the “Registrable Shares”). We will use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 150 calendar days after the final closing of the Offering.

Subject to customary exceptions, if any Registration Event occurs, we will make payments to each holder of Registrable Shares as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Shares held or purchased by such holder and affected during the period, based on the Offering Price; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Shares removed from the Registration Statement in response to a Cutback Comment, (2) any Registrable Shares that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Shares excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Shares that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Shares constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Shares, and/or (c) a holder of any Registrable Shares must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Shares pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for three years from the date it is declared effective by the SEC or until the date on which all Registrable Shares have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed as Exhibit 10.5 hereto and incorporated herein by reference.

Anti-Takeover Provisions

The provisions of the DGCL, our restated certificate of incorporation, and our restated bylaws following the Offering could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. See the section, “Restated Certificate of Incorporation and Restated Bylaw Provisions” below.

Section 203 of the DGCL

As per our amended and restated certificate of incorporation, we are not subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. As per our amended and restated certificate of incorporation, the Company shall not engage in any business combination (as defined in the amended and restated certificate of incorporation), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined amended and restated certificate of incorporation) for a period of three (3) years following the time that such stockholder became an interested stockholder, except under certain circumstances, such as if the board of directors approved the transaction before the stockholder became an interested stockholder, if at least 66 and 2/3 of the Company’s outstanding voting stock voted in favor (not by written consent) of the combination or if the stockholder, at the time it consummated the transaction pursuant to which it became an interested stockholder, owned at least 85% of the Company’s voting stock (not including stock held by officers, directors or employee stock plans).

The amended and restated certificate of incorporation includes the definition of the terms used in this section, including that an interested stockholder is any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding voting stock of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” included in the amended and restated certificate of incorporation, but shall not include any other unissued stock of such Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

Transfer Agent

The transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is (212) 828-8436.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 11,010,002 shares of our common stock held by the stockholders named in the table below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” As of January 20, 2022, there were 10,650,002 shares of Common Stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our Common Stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●	the number and percentage of shares of our Common Stock beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Unless set forth below, the selling stockholders received their securities in a private transaction with the Company.

Each selling stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the selling stockholders will sell all of the Shares offered for sale. A selling stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Name of selling stockholder	Shares of Common Stock Beneficially Owned Prior To offering	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (1)	Percentage Ownership After offering (2)
Mark N. Tompkins (3)	2,632,500	2,632,500	0	*
Jonathan Klamkin (4)	1,626,995	1,626,995	0	*
Lee McCarthy (5)	1,626,995	1,626,995	0	*
Steven DenBaars (6)	376,755	376,755	0	*
Jeffrey Shealy (7)	376,755	376,755	0	*
Richard Ogawa (8)	335,768	335,768	0	*
Douglas Oakley (9)	25,983	25,983	0	*
Shuji Nakamura (10)	130,751	130,751	0	*
Northlea Partners LLLP (11)	15,000	15,000	0	*
Jan Arnett (12)	100,000	100,000	0	*
H. Investments (13)	50,000	50,000	0	*
Anthony Barkett (14)	25,000	25,000	0	*
Due Mondi Investments (15)	15,000	15,000	0	*
Joan L Bonanno TTE U/A DTD 12/05/2002 (16)	62,500	62,500	0	*
Raymond J Bonanno TTE U/A DTD 12/05/2002 (17)	62,500	62,500	0	*
Sage Brakeman LLC (18)	100,000	100,000	0	*
Richard David (19)	12,500	12,500	0	*
Ramrakhi Investments Limited (20)	75,000	75,000	0	*
DeLoach LS Investments LLC (21)	25,000	25,000	0	*
James L. Dritz (22)	12,500	12,500	0	*
EE Holdings (23)	350,000	350,000	0	*
Frederick Epstein (24)	12,500	12,500	0	*
Brian & Andrea Fischoff, JWTROS (25)	12,500	12,500	0	*
Andrew & Melissa Fisher (26)	25,000	25,000	0	*
Kirby Frank (27)	20,000	20,000	0	*
Gubbay Investments, LLC (28)	20,000	20,000	0	*
Deccan Pacific Ventures (29)	12,500	12,500	0	*
Clay Lebhar (30)	25,000	25,000	0	*
Carmine Lekstutis (31)	25,000	25,000	0	*
Joel Levine (32)	25,000	25,000	0	*
Ethan Lowell (33)	15,000	15,000	0	*
Eliezer Lubitch (34)	25,000	25,000	0	*
Joseph Manzi (35)	25,000	25,000	0	*

Name of selling stockholder	Shares of Common Stock Beneficially Owned Prior To offering	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (1)	Percentage Ownership After offering (2)
Jeff McMahon (36)	75,000	75,000	0	*
Daniel Michael (37)	25,000	25,000	0	*
Shahzad & Betty Mozzanen, JTWROS (38)	30,000	30,000	0	*
Stephen Mut (39)	25,000	25,000	0	*
David Ngo (40)	50,000	50,000	0	*
John Oakley (41)	12,500	12,500	0	*
OHB Family Trust (42)	25,000	25,000	0	*
Gilbert S. Omenn Trust (43)	100,000	100,000	0	*
John Paglia (44)	22,500	12,500	10,000	0.09%
Basil Palmeri (45)	15,000	15,000	0	*
Venice Squared Holdings, LLC (46)	250,000	250,000	0	*
John Pescitelli (47)	12,500	12,500	0	*
The Del Mar Consulting Group, Inc. Retirement Plan Trust (48)	65,000	65,000	0	*
David Rarey (49)	12,500	12,500	0	*
Raring Family Trust (50)	32,500	32,500	0	*
Saiyed Atiq Raza and Nandini Saraiya 2012 Revocable Trust DTD 11/26/12 (51)	25,000	25,000	0	*
John Repetti (52)	12,500	12,500	0	*
Dykes Rogers (53)	125,000	125,000	0	*
Thomas F Scaturro (54)	12,500	12,500	0	*
Donald Sesterhenn (55)	12,500	12,500	0	*
James Shealy (56)	12,500	12,500	0	*
Michael Shealy (57)	100,000	100,000	0	*
Catherine Shealy Sinclair (58)	100,000	100,000	0	*
Swadesh Family Trust (59)	50,000	50,000	0	*
Casimir Skrzypczak (60)	12,500	12,500	0	*
A.K.S Family Partners, LP (61)	100,000	100,000	0	*
Sundarrajan Family Rev. Trust (62)	25,000	25,000	0	*
Steve Takaki (63)	15,000	15,000	0	*
Christopher Washburn (64)	12,500	12,500	0	*
James Wiesenberg (65)	12,500	12,500	0	*
Samuel Wisnia (66)	100,000	100,000	0	*
The Steve and Kaye Yost Family Trust (67)	12,500	12,500	0	*
Arun Dhar (68)	50,000	50,000	0	*
Dierk Eckart (69)	17,500	17,500	0	*
Lawrence Altman (70)	25,000	25,000	0	*
Nirav S. Parikh (71)	10,000	10,000	0	*
Robert Roth (72)	15,000	15,000	0	*
Dierk Eckart (73)	10,000	10,000	0	*
Ommid Bavarian (74)	22,500	12,500	10,000	0.09%
Reliance Wealth Management (75)	250,000	250,000	0	*
Robert Kramer (76)	7,500	7,500	0	*
Dana Biondi (77)	10,000	10,000	0	*
Mary O’Brien (78)	5,000	5,000	0	*
James Monroe Ferolie (79)	60,000	60,000	0	*
Daniel J. Amori (80)	10,000	10,000	0	*
Christopher Paul Klamkin (81)	5,000	5,000	0	*
Thanat Khamlua (82)	10,000	10,000	0	*
ACNYC, LLC (83)	115,000	115,000	0	*
David Landskowsky (84)	166,786	166,786	0	*
Eric Rubenstein (85)	166,787	166,787	0	*
Tim Hermann (86)	33,790	33,790	0	*
Albert Pezone (87)	27,895	27,895	0	*
Sydney Nelson (88)	3,242	3,242
Ian Jacobs (89)	200,000	200,000	0	*
Sichenzia Ross Ference LLC (90)	18,750	18,750	0	*
Barrett S. DiPaolo (91)	6,250	6,250	0	*
David Landskowsky (92)	5,294	5,294	0	*
Eric Rubenstein (93)	5,294	5,294	0	*
Albert Pezone (94)	805	805	0	*
Sydney Nelson (95)	107	107	0	*

*	Represents Beneficial Ownership of Less Than One Percent of Our Outstanding Shares.

(1)	Since we do not have the ability to control how many, if any, of their shares each of the selling stockholders listed above will sell, we have assumed that the selling stockholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and their percentage of ownership following the offering.

(2)	All percentages have been rounded up to the nearest one hundredth of one percent.

(3)	Consists of 2,275,000 shares Mr. Tompkins retains from his ownership before the Merger and 357,500 shares he purchased in the Offering for $715,000. Mr. Tompkins served as our director since inception; he resigned on the effective date of the Merger.

(4)	Consists of 1,623,920 shares of Common Stock Mr. Klamkin was issued in exchange for the 1,250,000 shares of Biond common stock that he purchased for $10,000 prior to the Merger on October 27, 2020 and 3,075 shares he received pursuant to a Simple Agreement for Future Equity Agreement (the “SAFE Agreement”) that provided he shall receive such shares for $5,000.

(5)	Consists of 1,623,920 shares of Common Stock Mr. McCarthy was issued in exchange for the 1,250,000 shares of Biond common stock that he purchased for $10,000 prior to the Merger on October 27, 2020 and 3,075 shares he received pursuant to a Simple Agreement for Future Equity Agreement (the “SAFE Agreement”) that provided he shall receive such shares for $5,000.

(6)	Consists of 246,004 shares of Common Stock Mr. DenBaars received pursuant to his advisory agreement letter with us, 30,751 shares he received pursuant to a SAFE Agreement that provided he shall receive such shares for $5,000 and 100,000 shares he purchased in the Offering.

(7)	Consists of 246,004 shares of Common Stock Mr. Shealy received pursuant to his advisory agreement letter with us, 30,751 shares he received pursuant to a SAFE Agreement that provided he shall receive such shares for $5,000 and 100,000 shares he purchased in the Offering.

(8)	Consists of 205,017 shares of Common Stock Mr. Ogawa received pursuant to his advisory agreement letter with us, 30,751 shares he received pursuant to a SAFE Agreement that provided he shall receive such shares for $5,000 and 100,000 shares he purchased in the Offering.

(9)	Consists of 25,983 shares of Common Stock Mr. Oakley received pursuant to his advisory agreement letter with us.

(10)	Consists of 30,751 shares Mr. Nakamura received pursuant to a SAFE Agreement that provided he shall receive such shares for $5,000 and 100,000 shares he purchased in the Offering.

(11)	Consists of 15,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Northlea Partners LLLP is John Abeles. The address for Northlea is 7235 Promenade Drive J-202 Boca Raton, FL 33433.

(12)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering.

(13)	Consists of 50,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over H. Investments is Pamela Baker. The address for H. Investments is 1245 E. Colfax Ave., Suite 304 Denver, CO 80218.

(14)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(15)	Consists of 15,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Due Mondi Investments is Robert Beadle. The address for Due Mondi Investments is 8620 Willow Wing Boerne, TX 78015.

(16)	Consists of 62,500 shares of Common Stock the selling stockholder purchased in the Offering.

(17)	Consists of 62,500 shares of Common Stock the selling stockholder purchased in the Offering.

(18)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Sage Brakeman LLC is Ed Brakeman. The address is Sage Brakeman is 5 Reade Ln, Sausalito, CA 94965.

(19)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering

(20)	Consists of 75,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Ramrakhi Investments Limited is Mark De La Rue. The address for Ramrakhi Investments Limited is Mont Crevelt House, St Sampson, Guernsey.

(21)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over DeLoach LS Investments LLC is Dennis DeLoach. The address for DeLoach LS Investments is 8640 Seminole Ave, Seminole, FL 33772.

(22)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(23)	Consists of 350,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over EE Holdings is Edward Eisler. The address for EE Holdings is PO Box 141, La Tonnelle House Les Banques, St Sampson, Guemsey, G41 3Hs.

(24)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(25)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(26)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(27)	Consists of 20,000 shares of Common Stock the selling stockholder purchased in the Offering.

(28)	Consists of 20,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Gubbay Investmets, LLC is David Gubbay. The address for Gubbay Investments is 975 Cypress Drive, Delray Beach FL 33483.

(29)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Deccan Pacific Ventures is Ramesh Karipineni. The address for Deccan Pacific Ventures is 44655 Vista Grande Terrance, Freemont CA 94539.

(30)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(31)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(32)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(33)	Consists of 15,000 shares of Common Stock the selling stockholder purchased in the Offering.

(34)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(35)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(36)	Consists of 75,000 shares of Common Stock the selling stockholder purchased in the Offering.

(37)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(38)	Consists of 30,000 shares of Common Stock the selling stockholder purchased in the Offering.

(39)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(40)	Consists of 50,000 shares of Common Stock the selling stockholder purchased in the Offering.

(41)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(42)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over OHB Family Trust is Lisa O’Connell. The address for OHB Family Trust is 7400 Platt Ave, West Hills, CA 91304.

(43)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Gilbert S. Omenn Trust is Gilbert Omenn. The address for Gilbert S. Omenn Trust is 3340 East Dobson Place Ann Arbor, MI 48105-2583.

(44)

Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering and 10,000 shares as per a consulting agreement that was terminated prior to his appointment as one of our directors.

(45)	Consists of 15,000 shares of Common Stock the selling stockholder purchased in the Offering.

(46)	Consists of 250,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Venice Squared Holdings, LLC is Chris Perez. The address for Venice Squared Holdings, LLC is 10645 N. Tatum, 200-168, Phoenix, AZ 85028.

(47)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(48)	Consists of 65,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over The Del Mar Consulting Group, Inc. Retirement Plan Trust is Robert B. Prag. The address for The Del Mar Consulting Group, Inc. Retirement Plan Trust is 2455 El Amigo Road; Del Mar, CA 92014.

(49)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(50)	Consists of 32,500 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Raring Family Trust is James Raring. The address for Raring Family Trust is 441 Baldwin Rd, Santa Barbara, CA 93105.

(51)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Saiyed Atiq Raza and Nandini Saraiya 2012 Revocable Trust DTD 11/26/12 is Atiq Raza. The address for Saiyed Atiq Raza and Nandini Saraiya 2012 Revocable Trust DTD 11/26/12 is 1781 Arastradero Road, Palo Alto, CA 94304.

(52)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(53)	Consists of 125,00 shares of Common Stock the selling stockholder purchased in the Offering.

(54)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(55)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(56)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(57)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering.

(58)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering.

(59)	Consists of 50,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Swadesh Family Trust is Rajvir Singh. The address for Swadesh Family Trust is 906 Addison Avenue, Palo Alto, CA 94301

(60)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(61)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over A.K.S Family Partners, LP is Adam Stern. The address for A.K.S Family Partners, LP is 888 C 8th Ave. #530 New York, NY 10019.

(62)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over Sundarrajan Family Rev. Trust is Prabakar Sundarrajan. The address for Sundarrajan Family Rev. Trust is 15858 Mina Way, Saratoga, CA, 95070.

(63)	Consists of 15,000 shares of Common Stock the selling stockholder purchased in the Offering.

(64)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(65)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(66)	Consists of 100,000 shares of Common Stock the selling stockholder purchased in the Offering.

(67)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over The Steve and Kaye Yost Family Trust is Steven Yost. The address for The Steve and Kaye Yost Family Trust is 1265 Lynnmere Dr, Thousand Oaks, CA 91360

(68)	Consists of 50,000 shares of Common Stock the selling stockholder purchased in the Offering.

(69)	Consists of 17,500 shares of Common Stock the selling stockholder purchased in the Offering.

(70)	Consists of 25,000 shares of Common Stock the selling stockholder purchased in the Offering.

(71)	Consists of 10,000 shares of Common Stock the selling stockholder purchased in the Offering.

(72)	Consists of 15,000 shares of Common Stock the selling stockholder purchased in the Offering.

(73)	Consists of 10,000 shares of Common Stock the selling stockholder purchased in the Offering.

(74)	Consists of 12,500 shares of Common Stock the selling stockholder purchased in the Offering.

(75)

Consists of 250,000 shares of Common Stock the selling stockholder purchased in the Offering and 10,000 shares as per a consulting agreement. The person having voting, dispositive or investment powers over Reliance Wealth Management Ltd. is Blue Magnet Limited by Sheldon Cartwright and Lashawn Bethell. The address for Reliance is 2nd Floor, Goodman’s Bay Corporate Centre, West Bay Street, Nassau, The Bahamas.

(76)	Consists of 7,500 shares of Common Stock the selling stockholder purchased in the Offering.

(77)	Consists of 10,000 shares of Common Stock the selling stockholder purchased in the Offering.

(78)	Consists of 5,000 shares of Common Stock the selling stockholder purchased in the Offering.

(79)	Consists of 60,000 shares of Common Stock the selling stockholder purchased in the Offering.

(80)	Consists of 10,000 shares of Common Stock the selling stockholder purchased in the Offering.

(81)	Consists of 5,000 shares of Common Stock the selling stockholder purchased in the Offering.

(82)	Consists of 10,000 shares of Common Stock the selling stockholder purchased in the Offering.

(83)	Consists of 115,000 shares of Common Stock the selling stockholder purchased in the Offering. The person having voting, dispositive or investment powers over ACNYC, LLC is Andrew Cader. The address for ACNYC, LLC is 300 Beach Dr. NE, UNIT 2401, St. Petersburg, FL 33701.

(84)	Consists of 166,786 shares of Common Stock the selling stockholder received as placement agent compensation in the Offering, including 145,723 shares of common stock underlying Placement Agent Warrants.

(85)	Consists of 166,787 shares of Common Stock the selling stockholder received as placement agent compensation in the Offering, including 145,723 shares of common stock underlying Placement Agent Warrants.

(86)	Consists of 4,373 shares of Common Stock the selling stockholder received as placement agent compensation in the Offering, including 29,417 shares of common stock underlying Placement Agent Warrants.

(87)	Consists of 3,500 shares of Common Stock the selling stockholder received as placement agent compensation in the Offering, including 24,395 shares of common stock underlying Placement Agent Warrants.

(88)	Consists of 3,242 shares of Common Stock underlying Placement Agent Warrants.

(89)	Consists of 200,000 shares of Common Stock Mr. Jacobs retains from his ownership before the Merger.

(90)	Consists of 18,750 shares of Common Stock the selling stockholder received prior to the Merger. The person having voting, dispositive or investment powers over Sichenzia Ross Ference LLC is Thomas A. Rose. The address for SRF is 1185 Avenue of the Americas, 37th Floor, New York, NY 10036.

(91)	Consists of 6,250 shares of Common Stock the selling stockholder received prior to the Merger.

(92)	Consists of 5,294 shares of Common Stock the selling stockholder received as broker warrants.

(93)	Consists of 5,294 shares of Common Stock the selling stockholder received as broker warrants.

(94)	Consists of 805 shares of Common Stock the selling stockholder received as broker warrants.

(95)	Consists of 107 shares of Common Stock the selling stockholder received as broker warrants.

PLAN OF DISTRIBUTION

The selling stockholders, which as defined herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership or other distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. During the offering, until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops, of which there can be no guarantee, the selling stockholders identified herein may only sell their shares of our common stock pursuant to this prospectus at a fixed price of $2.00 per share. After that time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market.

As of the date hereof, we had 10,650,002 shares of our common stock outstanding held by approximately 87 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shares Eligible for Future Sale

Prior to the Merger, there has been a limited public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market after the Merger, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of the Merger due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Upon the completion of the two closings of the Offering, we had 10,535,000 shares of common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 3,530,745 shares. Of those outstanding shares, no shares of common stock are freely tradable, without restriction, as of the date hereof. No shares issued in connection with the Merger or the Offering can be publicly sold under Rule 144 under the Securities Act until 12 months after the date of filing the Current Report on Form 8-K that we filed with the SEC on June 28, 2021.

Sale of Restricted Shares

Of the approximately 10,535,000 shares of common stock outstanding upon completion of the Offering, all of such shares will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Lock-Up Agreements

In connection with the Merger, all of Biond Photonics’ shareholders prior to the Merger holding immediately following the closing of the Merger an aggregate of approximately 4.1 million shares of our common stock, entered into lock-up agreements, pursuant to which they agreed, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date eighteen months after the first date on which Aeluma’s Common Stock is first traded on the OTCQB or OTCQX market maintained by OTC Markets Group, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American, except with our prior written consent.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our common stock will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which the Form 8-K, reflecting our status as a non-shell company, was filed with the SEC and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. We intend to register such shares for sale under the Securities Act but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the effective date of the Merger (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).

Registration Rights

We granted registration rights in connection with the Merger and the Offering. See, Description of Securities – Registration Rights Agreement.

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that are reserved for issuance under the 2021 Equity Incentive Plan. Such registration statement is expected to be filed and become effective as soon as practicable and the registration of our shares of common stock with the SEC pursuant to a registration statement on Form S-8. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of the date of this prospectus, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-		$-	-
Equity compensation plans not approved by security holders	20,000	(1)	2.00	960,000	(2)
Total	20,000		$2.00	960,000

(1)	We issued an aggregate of 20,000 options to two consultants, with an exercise price of $2.00 per share. 12,500 of the options vested upon issuance; the remaining 7,500 shares vest monthly in 2,500 increments beginning on August 2, 2021 and concluding October 2, 2021.

(2)	The number of shares reserved for issuance under our 2021 Plan is initially 980,000; such amount will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding December 31, or a number as may be determined by our board of directors.

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of Aeluma, Inc. as of June 30, 2021 and December 31, 2020 and 2019 included elsewhere in this registration statement, of which this prospectus is a part, have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements for the nine months ended September 30, 2021 incorporated herein are not audited.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information, you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

AELUMA, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets as of September 30, 2021 (Unaudited) and June 30, 2021 (Audited)	F-2
Consolidated Statements of Operations (Unaudited) for the three months ended September 30, 2021 and 2020	F-3
Consolidated Statements of Stockholders’ Deficit for the three months ended September 30, 2021 (Unaudited)	F-4
Consolidated Statements of Cash Flows (Unaudited) for the three months ended September 30, 2021 and 2020	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6
Report of Independent Registered Public Accounting Firm	F-13
Financial Statements:
Consolidated Balance Sheets as of June 30, 2021, December 31, 2020 and December 31, 2019	F-14
Consolidated Statements of Operations for the period for the six months ended June 30, 2021, year ended December 31, 2020 and the period from February 28, 2019 (inception) through December 31, 2019	F-15
Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2021, year ended December 31, 2020 and the period from February 28, 2019 (inception) through December 31, 2019	F-16
Consolidated Statements of Cash Flows for the six months ended June 30, 2021, year ended December 31, 2020 and the period from February 28, 2019 (inception) through December 31, 2019	F-17
Notes to Consolidated Financial Statements	F-18

Aeluma, Inc. and Subsidiary

Consolidated Balance Sheets

	(Unaudited) September 30 2021	June 30 2021
ASSETS

Current Assets
Cash	$6,198,218	$6,787,250
Deferred compensation, current portion	662,464	662,464
Prepaid expenses & other current assets	233,143	22,251
Total Current Assets	7,093,825	7,472,235

Equipment	233,230	115,888
Leasehold improvements	153,988	12,420
Intangible assets	14,833	14,833
Right of use asset-facility	691,501	729,176
Deferred compensation, long term portion	508,336	673,498
Other assets	13,014	65,069
Total Assets	$8,708,727	$9,083,119

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$21,843	$68,575
Accrued expenses & other current liabilities	183,402	61,384
Lease liability-current portion	153,164	157,141
Total Current Liabilities	358,409	287,100

Lease Liability-Long Term Portion	576,806	610,455

Commitments and Contingencies
Total Liabilities	935,215	897,555

Stockholders’ Equity
Preferred Stock par value $0.0001, 10,000,000 authorized, none issued and outstanding. Common Stock par value $0.0001, 50,000,000 shares authorized, 10,650,002 shares and 10,535,002 issued and outstanding at September 30, 2021 and June 30, 2021, respectively.	1,066	1,054
Additional Paid In Capital	8,607,018	8,415,432
Accumulated Deficit	(834,572)	(230,922)
Total Stockholders’ Equity	7,773,512	8,185,564

Total Liabilities and Stockholders’ Equity	$8,708,727	$9,083,119

The accompanying notes are an integral part of these financials

Aeluma, Inc. and Subsidiary

Consolidated Statements of Operations

For the Three Months Ended September 30, 2021 and

2020

(Unaudited)

	2021	2020

Revenue	$-	$-

Operating Expenses	694,776	715

Other Income
Sub-lease and other income	90,352
Interest income	774	-
Total Other Income	91,126	-

Loss Before Provision for Income Taxes	(603,650)	(715)

Provision for income tax	-

Net Loss	$(603,650)	$(715)

Basic and Diluted Loss Per Share	$(0.06)	$(0.00)

Weighted average common shares outstanding - basic and diluted	10,650,002	0

The accompanying notes are an integral part of these financials

Aeluma, Inc. and Subsidiary

Consolidated Statement of Stockholders’ Equity

For the Three Months Ended September 30, 2021

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, June 30, 2021	10,535,002	$1,054	8,415,432	(230,922)	$8,185,564

Issuance of shares of common stock for cash (net of $23,070 in offering costs)	115,000	12	206,918		206,930
Stock based compensation			29,668		29,668
Other offering costs			(45,000)		(45,000)
Net loss				(603,650)	(603,650)
Balance, September 30, 2021	10,650,002	$1,066	8,607,018	$(834,572)	$7,773,512

The accompanying notes are an integral part of these financials

Aeluma, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2021 and

2020

(Unaudited)

	2021		2020
Operating activities
Net Loss		$(603,650)	$(715)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred compensation		165,162
Partial refund of facility lease deposit		52,055
Stock based compensation expense		29,668
Change in prepaids & other current assets		(210,622)
Change in accounts payable		(46,732)
Change in accrued expenses		122,0674	-
Net cash used in operating activities		(492,052)	(715)

Investing activities
Purchase of equipment		(117,342)
Payments for Leasehold Improvements		(141,568)
Net cash used in investing activities		(258,910)	-

Financing activities
Proceeds from Private Placement, net of offering costs		206,930
Payment of other offering costs		(45,000)
Net cash provided by Financing activities		161,930

Net change in cash		(588,962)	(715)

Cash, beginning of period		6,787,250	2,899

Cash, end of period		$6,198,218	$2,184

Supplemental Disclosures
	$		-

Aeluma, Inc.

Notes to Consolidated Financial Statements as of September 30, 2021 and 2020

NOTE 1 – THE COMPANY

Aeluma is headquartered in Goleta, California. The Company is engaged in the research and development of infrared (IR) optical sensors to disrupt the market for IR sensors, and using its proprietary technology aims to produce a much higher performance alternative to today’s low-cost sensors at much lower prices than would otherwise be possible. The focus of the Company will be the image sensor market. Initial efforts hope to penetrate the 3D imaging and sensing (mobile & consumer, defense & aerospace, industrial, medical, auto) and Lidar (robotic vehicles, ADAS vehicles, topography, wind, industrial) markets.

We were originally incorporated as Parc Investments, Inc. in the State of Delaware on August 21, 2020. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On June 22, 2021, our board of directors and all of our pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on June 22, 2021 and through which we changed our name to “Aeluma, Inc.” On June 22, 2021, our board of directors also adopted restated bylaws.

On June 22, 2021, Biond Photonics, Inc., a privately held California corporation (“Biond Photonics”) merged with and into our wholly-owned subsidiary, Aeluma Operating Co., a corporation formed in the State of Delaware on June 22, 2021 (“Acquisition Sub”). Pursuant to this transaction (the “Merger”), Acquisition Sub was the surviving corporation and remained our wholly owned subsidiary, and all of the outstanding stock of Biond Photonics was converted into shares of our common stock.

As a result of the Merger, we acquired the business of Biond Photonics and continued the existing business operations of Biond Photonics as a public reporting company under the name Aeluma, Inc. In conjunction with the merger transaction, the company changed its year end to June 30. Biond Photonics was incorporated in February 2019.

Merger Agreement

On June 22, 2021, Parc Investments, Inc., Acquisition Sub and Biond Photonics entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on June 22, 2021 (the “Closing Date”), Biond Photonics merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Biond Photonics, a California corporation, doing business as Aeluma. At the time the certificates of merger reflecting the Merger were filed with the Secretaries of State of California and Delaware (the “Effective Time”), each of Biond Photonics’ shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive (a) 1.299135853 shares of our common stock (the “Common Share Conversion Ratio”), with the maximum number of shares of our common stock issuable to the former holders of Biond Photonics’ capital stock equal to 4,100,000 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 2,500,000 shares of our common stock owned by our stockholders prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

The issuance of shares of our common stock to Biond Photonics’ former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Biond Photonics is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Biond Photonics before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Change of Fiscal Year

On June 30, 2021, we changed our fiscal year from the period beginning on January 1 and ending on December 31 to the period beginning on July 1 and ending on June 30 of each year, effective immediately.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Article 8 of Regulation S-X. Accordingly, the financial statements do not include all of the information and notes required by GAAP for complete financial statements. The consolidated financial statements as of September 30, 2021, and 2020, are unaudited; however, in the opinion of management such interim condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The accompanying financial information should be read in conjunction with the financial statements and the notes thereto in the Company’s most recent Transition Report on Form 10-KT, as filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2021. The results of operations for the period presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Going Concern

The Company incurred a net loss of $603,650 for the three months ended September 30, 2021. In addition, the Company is in the research and development stage and has not generated revenue to date. In order to support its operations, the Company will require additional infusions of cash from the sale of equity instruments or the issuance of debt instruments, or the commencement of profitable revenue generating activities. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations, develop or enhance its sensors in the future or respond to competitive pressures would be significantly limited. Such limitations could require the Company to curtail, suspend or discontinue parts of its business plan.

These conditions may raise doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Basic Net Loss Per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. The number of shares prior to the merger have been restated to consider the conversion into the share of the legal acquirer. No shares were issued until October 2020.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value of Financial Instruments

As defined in Financial Accounting Standards Board (“FASB”) ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), fair values is the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses the market or income approach. Based on this approach, the Company utilizes certain assumptions about the risk inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Unadjusted quoted prices in active, accessible market for identical assets or liabilities

Level 2 – Other inputs that are directly or indirectly observable in the marketplace

Level 3 – Unobservable inputs which are supported by little or no market activity

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying values of the Company’s cash, accounts payable, accrued expenses and advances from officers approximate their fair value due to the relatively short maturity of these items. The carrying amounts reported for debt obligations approximate fair value due to the effective interest rate of these obligations reflecting the Company’s current borrowing rate.

Concentration of Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property, equipment and leasehold improvements are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or the asset’s useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

As of September 30, 2021, the Company has capitalized equipment assets which will be used for the development and production of their sensors. The assets are not currently in use and will continue to receive capitalized improvements until ready to use. Once commissioned and properly setup, the property and equipment will be depreciated using the straight-line method over their estimated useful life.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company’s accounts are insured by the FDIC but at times may exceed federally insured limits.

Income Taxes

The Company is expected to have net operating loss carryforwards that it can use to offset a certain amount of taxable income in the future. The Company is currently analyzing the amount of loss carryforwards that will be available to reduce future taxable income. The resulting deferred tax assets will be offset by a valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before income taxes relates to the recognition of a valuation allowance for deferred income tax assets.

The Company has adopted FASB ASC 740-10, “Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not as a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for periods presented. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized, and such tax years are closed.

The Company will file tax returns in the U.S. federal jurisdiction and the state of California. The Company’s federal and state return form are subject to review by the taxing authorities. The Company is not currently under examination by any taxing authority, nor has it been notified of an impending examination.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with guidance issued by the FASB, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants, and directors based on estimated fair values.

The Company estimates the fair value of stock-based compensation awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of operations. The Company estimates the fair value of stock-based compensation awards using the Black-Scholes model. This model requires the Company to estimate the expected volatility and value of its common stock and the expected term of the stock options, all of which are highly complex and subjective variables. For employees and directors, the expected life was calculated based on the simplified method as described by the SEC Staff Accounting Bulletin No. 110, Share-Based Payment. For other service providers, the expected life was calculated using the contractual term of the award. The Company's estimate of expected volatility was based on the volatility of peers. The Company has selected a risk-free rate based on the implied yield available on U.S. Treasury securities with a maturity equivalent to the expected term of the options. We account for forfeitures upon occurrence.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840)” and generally requires all leases to be recognized in the balance sheet. The Company entered into a lease agreement during the six months ended June 30, 2021. The Company adopted ASU 2016-02 on January 1, 2021.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606), which amends certain aspects of the Board’s new revenue standard, ASU 2014-09, Revenue from Contracts with Customers.  The Company does not currently generate revenue.

NOTE 3 – STOCKHOLDERS EQUITY

Authorized Shares

The Company’s Articles of Incorporation authorize the issuance of two classes of shares of stock. The total number of shares which this corporation is authorized to issue is 50,000,000 shares of $0.0001 par value common stock and 10,000,000 of $0.0001 par value preferred stock. No preferred shares were issued at September 30, 2021.

Common Stock Offering

Immediately following the Effective Time of the Merger, we sold 3,482,500 shares of our common stock pursuant to an initial closing of a private placement offering (the “Offering”) at a purchase price of $2.00 per share (the “Offering Price”). We held a second and third closing on June 28 and July 1 2021, for an additional 402,500 and 115,000, respectively, of shares of common stock. Accordingly, we sold a total of 4,000,000 shares of our common stock through September 30, 2021. The private placement offering is referred to herein as the “Offering.”

The aggregate gross proceeds from the Offering during the three months ended September 30, 2021, were $230,000 (before deducting placement agent fees and expenses of the Offering of $23,070). We also paid additional offering costs totaling $45,000 during the three month period ended September 30, 2021.

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Issued and Vested Shares to Officers

On October 27th, 2020, the Company issued 1,623,920 shares of common stock to Director and CEO Jonathan Klamkin and 1,623,920 shares of common stock to Director, interim CFO and COO, Lee McCarthy for an aggregate sum of $10,000 each. The stock purchase agreement contains a repurchase option whereby unvested shares may be repurchased by the Company, at the Company’s option, within 90 days after employee termination. 324,784 shares vested on October 27th, 2020 and the remaining 1,299,136 shares vest in equal amounts, monthly over the subsequent 4 years. At September 30, 2021, each of these officers had 622,503 vested shares, and 1,001,417 unvested shares.

Registration Rights Agreement

The Company entered into a registration rights agreement that provides for certain liquidated damages upon the occurrence of a “Registration Event,” which is defined as the occurrence of any of the following events: (a) the Company fails to file with the Commission the Registration Statement on or before the Registration Filing Date; (b) the Registration Statement is not declared effective by the Commission on or before the Registration Effectiveness Date; (c) after the SEC Effective Date, the Registration Statement ceases for any reason to remain effective or the Holders of Registrable Securities covered thereby are otherwise not permitted to utilize the prospectus therein to resell the Registrable Securities covered thereby, except for Blackout Periods permitted herein; or (d) following the listing or inclusion for quotation on an Approved Market, the Registrable Securities, if issued and outstanding, are not listed or included for quotation on an Approved Market, or trading of the Common Stock is suspended or halted on the Approved Market, which at the time constitutes the principal markets for the Common Stock, for more than three (3) full, consecutive Trading Days (other than as a result of (A) actions or inactions of parties other than the Company or its affiliates or of the Approved Market not reasonably in the control of the Company, or (B) suspension or halt of substantially all trading in equity securities (including the Common Stock) on the Approved Market). The maximum amount of liquidated damages that may be paid by the Company shall be an amount equal to eight percent (8%) of the shares covered by the registration rights agreement. This filing covered 11,010,002 shares. The Company currently expects to satisfy all of its obligations under the Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded.

NOTE 4 – STOCK-BASED COMPENSATION

During fiscal 2021, the Company sold 723,008 shares of common stock to certain individuals in exchange for future management advisory services, for discounted prices price ranging from $.0104 to $.0195 per share. The shares are subject to restrictions that allow for repurchase of the shares by the Company due to a termination of the service agreement or other certain provisions. This repurchase right declines on a pro-rata basis over vesting periods (corresponding to the service period) ranging from 2-4 years. Related to these issuances, the Company has recorded deferred stock-based compensation of $1,372,435 for the value of the shares in excess of the purchase price paid by the advisors. The stock-based compensation will be expensed over the service period. For the three months ended September 30, 2021, $165,162 has been amortized in the Statement of Operations, and $1,170,800 is presented as deferred compensation on the balance sheet at September 30, 2021, of which $662,464 is expected to be expensed in the next twelve months.

During the three months ended September 30, 2021, the Company issued an option to purchase 10,000 shares of common stock to an advisor at a price of $2 per share, expiring in 10 years, and an option to purchase 10,000 shares of common stock to an advisor at a price of $2.00 per share expiring in 5 years. These options vested over periods ranging from one month to three months.

The estimated weighted average fair value of the options granted during the three months ended September 30, 2021 were approximately $1.50 per share.

The Company estimates the fair value of each option award using the Black-Scholes option-pricing model. The Company used the following assumptions to estimate the fair value of stock options issued in the three months ended September 30, 2021:

September 30, 2021
Expected volatility	100%
Expected term	5 years
Dividend yield	0%
Risk-free interest rates	0.8%

The following is a schedule summarizing employee and non-employee stock option activity for the period ended September 30, 2021:

		Weighted Average	Aggregate
	Number of Options	Exercise Price	Intrinsic Value
Outstanding at June 30, 2021	0	$	$
Granted	20,000	2.00		0
Exercised	0		$
Expired/Cancelled	0
Outstanding at September 30, 2021	20,000	$2.00		$0
Exercisable at September 30, 2021	17,500	$2.00		$0

The aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of the Company’s common stock for each of the respective periods.

NOTE 5 – FACILITY OPERATING LEASE

On April 1, 2021, the Company commenced an 5yr operating lease for a facility in Santa Barbara, California with total lease payments of $781,813. In addition to these lease payments, the Company is also responsible for its shares of common area operating expenses and electricity. Such expenses are considered variable costs and are not included in the measurement of the lease liability. The lease agreement also provides for the option to extend the lease for two additional sixty-month periods. The lease payments for these additional periods are not included in the lease liability amount presented on the balance sheet. The Company determined the lease constitutes a Right of Use (ROU) asset and has recorded the present value of the lease payments as an asset and liability. The value of the asset will be amortized on a straight-line basis over the 60 month period.

The following table presents maturities of operating lease liabilities on an undiscounted basis as of September 30, 2021:

2022	$118,100
2023	$161,069
2024	$165,096
2025	$169,224
2026	$129,283
Total	$742,772
Less imputed interest	(12,802)
Total operating lease liability	729,970
Less: current portion	(153,164)
Lease liability, long term	$576,806

The lease term and the discount rate for the lease at September 30, 2021 is 4.5 years and 0.75%, respectively. The total lease payments were $31,593, and $0 for the three months ended September 30, 2021 and 2020, respectively. The variable costs for common area operating expenses and electricity were $56,803, and $0 for the three months ended September 30, 2021 and 2020, respectively.

Beginning April 1, 2021, the Company began subleasing a portion of their facility.  The sub-lease provides for base monthly rent of $13,013 through May 31, 2021 and $8,400 starting June 1, 2021 plus common area operating and utility costs. During the three months ended September 30, 2021 the Company recognized $90,352 of rental income, including reimbursement of common area operating and utility costs.

NOTE 6 – WARRANTS TO PURCHASE COMMON STOCK

In connection with the Offering, the Company issued 360,000 warrants to purchase common stock to the Placement Agents. The warrants carry a term of 5 years and an exercise price of $2.00.

NOTE 7 – SUBSEQUENT EVENTS

Management evaluated subsequent events up to November 15, 2021, the date the financial statements were issued.  None were noted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Aeluma, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aeluma, Inc. and Subsidiary (the Company) as of June 30, 2021, December 31, 2020 and December 31, 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the six months ended June 30, 2021, the year ended December 31, 2020 and for the period from February 28, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the six months ended June 30, 2021, the year ended December 31, 2020, and for the period from February 28, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the research and development stage and has not generated revenue to date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

We have served as the Company’s auditor since 2021

September 27, 2021

Aeluma, Inc. and Subsidiary

Consolidated Balance Sheets

	June 30, 2021	December 31, 2020	December 31, 2019
ASSETS

Current Assets
Cash	$6,787,250	$38,302	206
Deferred compensation, current portion	662,464
Prepaids & Other current assets	22,521
Total Current Assets	7,472,235	38,302	206

Equipment	115,888	115,888
Leasehold Improvements	12,420
Intangible Assets	14,833
Right of Use Asset	729,176
Deferred compensation, long term portion	673,498
Other Assets	65,069
Total Assets	$9,083,119	$154,190	206

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$68,575	$2,886
Accrued expenses & Other Current Liabilities	61,384	8,407
Advances from officers	-	16,616	455
Lease Liability-current portion	157,141
Notes Payable to officers	-	120,000
Total Current Liabilities	287,100	147,909	455

Lease Liability	610,455

Commitments and Contingencies
Total Liabilities	897,555	147,909	455

Stockholders’ Equity
Preferred Stock par value $.0001, 10,000,000 authorized, none issued and outstanding.
Common Stock par value $0.0001, 50,000,000 shares authorized, 10,535,002, 3,247,840 and 0 shares issued and outstanding at June 30, 2021 and December 31, 2020 and 2019, respectively.	1,054	325
Additional Paid In Capital	8,415,432	19,675
Accumulated Deficit	(230,922)	(13,719)	(249)
Total Stockholders’ Equity	8,185,564	6,281

Total Liabilities and Stockholders’ Equity	$9,083,119	$154,190	206

The accompanying notes are an integral part of these financials

Aeluma, Inc. and Subsidiary

Consolidated Statements of Operations

	Six Months Ended	Twelve Months Ended	February 28, 2019 (inception) through
	June 30,	December 31,	December 31,
	2021	2020	2019

Revenue	$-	$-	-

Operating Expenses	255,853	11,670	249

Other Income (Expenses)
Sub-lease and other income	90,758
Change in value of liability	(48,308)
Interest Expense	(3,000)	1,000
Total Other Expenses	$39,450	1,000	0

Loss before provision for Income Taxes	(216,403)	(12,670)	(249)

Provision for income tax	800	800

Net Loss	$(217,203)	$(13,470)	(249)

Basic and Diluted Loss Per Share	$(0.06)	$(0.02)	0.00

Weighted average common shares outstanding - basic and diluted	3,643,728	560,586	0

The accompanying notes are an integral part of these financials

Aeluma, Inc. and Subsidiary

Consolidated Statement of Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

Balance, February 28,2019 (inception)	-	$-	$-	$-	$-
Net Loss				(249)	(249)
Balance, December 31, 2019				(249)	(249)
Issuance of shares of common stock	3,247,840	325	19,675		20,000
Net Loss				(13,470)	(13,470)
Balance, December 31, 2020	3,247,840	$325	19,675	(13,719)	$6,281
Recapitalization	2,500,000	250	(53,174)		(52,924)
Issuance of shares of common stock for Cash (net of $1,059,505 in offering costs)	3,885,000	389	6,710,106		6,710,495
Shares Issued to Placement Agent	50,000	5	99,995		100,000
Shares Issued Upon Conversion of SAFE Notes	129,154	13	258,295		258,308
Shares Issued to Advisors	723,008	72	1,380,535		1,380,607
Net Loss				(217,203)	(217,203)
Balance, June 30, 2021	10,535,002	$1,054	8,415,432	$(230,922)	$8,185,564

The accompanying notes are an integral part of these financials

Aeluma, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Six Months Ended	Twelve Months Ended	February 28, 2019 (inception) through
	June 30,	December 31,	December 31,
	2021	2020	2019
Operating activities
Net Loss	$(217,203)	$(13,470)	(249)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	36,473
Change in value of liability	48,308
Change in prepaid expenses & other current assets	(22,521)
Change in deposits	(65,069)
Change in accounts payable	60,264	2,886
Change in accrued expenses	91,354	9,207
Net cash used in operating activities	(68,394)	(1,377)	(249)

Investing activities
Payments for property and equipment		(106,228)
Payments for Leasehold Improvements	(12,420)
Purchase of domain name	(14,833)
Net cash used in investing activities	(27,253)	(106,228)	0

Financing activities
Proceeds from sales of shares to advisors	8,171	-
Proceeds from sale of common stock		20,000
Cash from acquisition	2,556
Proceeds from issue of SAFE agreements	210,000	-
Proceeds from Private Placement, net of offering costs	6,760,484
Proceeds from shareholder loans and advances		125,701	1,250
Repayment of shareholder loans and advances	(136,616)		(795)
Net cash provided by Financing activities	6,844,595	145,701	455

Net change in cash	6,748,948	38,096	206

Cash, beginning of period	38,302	206	-

Cash, end of period	$6,787,250	$38,302	206

Supplemental Disclosures
Conversion of SAFE agreements into equity	$258,308	-
Expenses paid by officers		800
Equipment paid by officers	$	9,600

The accompanying notes are an integral part of these financials

AELUMA, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2021

NOTE 1 – THE COMPANY

Aeluma is headquartered in Goleta, California. The Company is engaged in the research and development of infrared (IR) optical sensors to disrupt the market for IR sensors, and using its proprietary technology aims to produce a much higher performance alternative to today’s low-cost sensors at much lower prices than would otherwise be possible. The focus of the Company will be the image sensor market. Initial efforts hope to penetrate the 3D imaging and sensing (mobile & consumer, defense & aerospace, industrial, medical, auto) and Lidar (robotic vehicles, ADAS vehicles, topography, wind, industrial) markets.

We were originally incorporated as Parc Investments, Inc. in the State of Delaware on August 21, 2020. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On June 22, 2021, our board of directors and all of our pre-Merger stockholders approved a restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on June 22, 2021 and through which we changed our name to “Aeluma, Inc.” On June 22, 2021, our board of directors also adopted restated bylaws.

On June 22, 2021, Biond Photonics, Inc., a privately held California corporation (“Biond Photonics”) merged with and into our wholly-owned subsidiary, Aeluma Operating Co., a corporation formed in the State of Delaware on June 22, 2021 (“Acquisition Sub”). Pursuant to this transaction (the “Merger”), Acquisition Sub was the surviving corporation and remained our wholly owned subsidiary, and all of the outstanding stock of Biond Photonics was converted into shares of our common stock.

As a result of the Merger, we acquired the business of Biond Photonics and will continue the existing business operations of Biond Photonics as a public reporting company under the name Aeluma, Inc. In conjunction with the merger transaction, the company changed its year end to June 30. Biond Photonics was incorporated in February 2019.

Merger Agreement

On June 22, 2021, Parc Investments, Inc., Acquisition Sub and Biond Photonics entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on June 22, 2021 (the “Closing Date”), Biond Photonics merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Biond Photonics, a California corporation, doing business as Aeluma. At the time the certificates of merger reflecting the Merger were filed with the Secretaries of State of California and Delaware (the “Effective Time”), each of Biond Photonics’ shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive (a) 1.299135853 shares of our common stock (the “Common Share Conversion Ratio”), with the maximum number of shares of our common stock issuable to the former holders of Biond Photonics’ capital stock equal to 4,100,000 after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 2,500,000 shares of our common stock owned by our stockholders prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”).

The issuance of shares of our common stock to Biond Photonics’ former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Biond Photonics is considered the acquirer for accounting purposes, and our historical financial statements before the Merger will be replaced with the historical financial statements of Biond Photonics before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Change of Fiscal Year

On June 30, 2021, we changed our fiscal year from the period beginning on January 1 and ending on December 31 to the period beginning on July 1 and ending on June 30 of each year, effective immediately. Accordingly, we are filing this Transition Report on Form 10-KT (this “Report”) to include audited consolidated financial information for the transition period from January 1, 2021 through June 30, 2021.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Going Concern

The Company incurred a net loss of $217,203 for the six months ended June 30, 2021. In addition, the Company is in the research and development stage and has not generated revenue to date. In order to support its operations, the Company will require additional infusions of cash from the sale of equity instruments or the issuance of debt instruments, or the commencement of profitable revenue generating activities. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations, develop or enhance its sensors in the future or respond to competitive pressures would be significantly limited. Such limitations could require the Company to curtail, suspend or discontinue parts of its business plan.

These conditions may raise doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Basic Net Loss Per Share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. The number of shares prior to the merger have been restated to consider the conversion into the share of the legal acquirer. No shares were issued until October 2020.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value of Financial Instruments

As defined in Financial Accounting Standards Board (“FASB”) ASC Topic No. 820, “Fair Value Measurements and Disclosures” (“ASC 820”), fair value is the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses the market or income approach. Based on this approach, the Company utilizes certain assumptions about the risk inherent in the inputs to the valuation technique. These inputs can be readily observable, market-corroborated or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and the reliability of the information used to determine fair values. As a basis for considering these assumptions, ASC 820 defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 – Unadjusted quoted prices in active, accessible market for identical assets or liabilities

Level 2 – Other inputs that are directly or indirectly observable in the marketplace

Level 3 – Unobservable inputs which are supported by little or no market activity

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying values of the Company’s cash, accounts payable, accrued expenses and advances from officers approximate their fair value due to the relatively short maturity of these items. The carrying amounts reported for debt obligations approximate fair value due to the effective interest rate of these obligations reflecting the Company’s current borrowing rate.

Concentration of Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property, equipment and leasehold improvements are reported at historical cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance to these assets are charged to expense as incurred; major improvements enhancing the function and/or the asset’s useful life are capitalized. When items are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gains or losses arising from such transactions are recognized.

As of June 30, 2020, the Company has one capitalized equipment asset which will be used for the development and production of their sensors. The asset is not currently in use and will continue to receive capitalized improvements until it is ready to use. Once commissioned and properly setup, the property and equipment will be depreciated using the straight-line method over their estimated useful life.

Cash and Cash Equivalents

The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company’s accounts are insured by the FDIC but at times may exceed federally insured limits.

Income Taxes

The Company is expected to have net operating loss carryforwards that it can use to offset a certain amount of taxable income in the future. The Company is currently analyzing the amount of loss carryforwards that will be available to reduce future taxable income. The resulting deferred tax assets will be offset by a valuation allowance due to the uncertainty of its realization. The primary difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income before income taxes relates to the recognition of a valuation allowance for deferred income tax assets.

The Company has adopted FASB ASC 740-10, “Income Taxes” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not as a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a Company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for periods presented. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized, and such tax years are closed.

The Company will file tax returns in the U.S. federal jurisdiction and the state of California. The Company’s federal and state return form are subject to review by the taxing authorities. The Company is not currently under examination by any taxing authority, nor has it been notified of an impending examination.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840)” and generally requires all leases to be recognized in the balance sheet. We adopted this standard as of January 1, 2021. The Company entered into a lease agreement during the six months ended June 30, 2021.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606), which amends certain aspects of the Board’s new revenue standard, ASU 2014-09, Revenue from Contracts with Customers.  The Company does not currently generate revenue.

NOTE 3 – ADVANCES FROM OFFICERS

During the year ended December 31, 2020, in an effort to carry the Company forward with limited cash flow, two officers provided advances to pay for miscellaneous Company expenses. The amounts recorded for December 31, 2020 were $16,616 and were repaid during the six months ended June 30, 2021.

NOTE 4 – NOTES PAYABLE

The Company entered into two $60,000 promissory notes on October 27, 2020 from Jonathan Klamkin, Cofounder, Director and CEO; and Lee McCarthy, Cofounder, Director, interim CFO and COO. The notes bear simple interest at an annual rate of 5% and mature December 31, 2021. As of December 31, 2020, the notes have incurred $1,000 in interest and another $3,000 during the six months ended June 30, 2021. The purpose of the notes was to provide working capital for the business to bridge the Company through the financing transaction. These were repaid upon the financing in June, 2021.

NOTE 5 – SAFE Agreements

In February, 2021, the Company issued Simple Agreement For Equity (SAFE) agreements to certain shareholders of the Company in exchange for $210,000 in cash. The SAFE agreements were converted to common stock on June 22, 2021 for 129,154 shares. The value of the SAFE instruments increased in value by$48,308 upon conversion on June 22, 2021. Such increase in value was reported in the statements of operations for the six months ended June 30, 2021.

NOTE 6 – STOCKHOLDERS EQUITY

Authorized Shares

The Company’s Articles of Incorporation authorize the issuance of two classes of shares of stock. The total number of shares which this corporation is authorized to issue is 50,000,000 shares of $.0001 par value common stock and 10,000,000 of $.0001 par value preferred stock. No preferred shares were issued at June 30, 2021.

Common Stock Offering

Immediately following the Effective Time of the Merger, we sold 3,482,500 shares of our common stock pursuant to an initial closing of a private placement offering at a purchase price of $2.00 per share (the “Offering Price”). We held a second closing on June 28, 2021 for an additional 402,500 shares of our common. Accordingly, we sold a total of 3,885,000 shares of our common stock through June 30, 2021. The private placement offering is referred to herein as the “Offering.”

The aggregate gross proceeds from the Offering were $7,770,000 (before deducting placement agent fees and expenses of the Offering of $1,059,505).

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock in the Offering was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

In connection with the Offering and subject to the closing of the Offering, we agreed to pay the placement agent, GP Nurmenkari Inc. (the “Placement Agent”), a U.S. registered broker-dealer, a cash placement fee of 10% of the gross proceeds raised from investors in the Offering (or 3% of the first $800,000 of gross proceeds raised from pre-Merger Biond Photonics shareholders and their friends and family) and to issue to it 50,000 shares of our common stock and warrants to purchase a number of shares of our common stock equal to 10% of the number of shares of common stock sold in the Offering (other than the first $800,000 of common stock sold to pre-Merger Biond Photonics shareholders and their friends and family, for which the placement agent will not receive any warrants), with a term of five years and an exercise price of $2.00 per share (the “Placement Agent Warrants”). We also agreed to pay certain expenses of the Placement Agent in connection with the Offering.

As a result of the foregoing, we paid the Placement Agent an aggregate commission of $725,900 and issued to it 50,000 shares of our common stock and Placement Agent Warrants to purchase 348,500 shares of our common stock in connection with the Offering during the six months ended June 30, 2021. We have also reimbursed the Placement Agent and paid for legal fees totaling $233,605 out of the proceeds from the capital raise in connection with the Offering.

A note payable to an officer of Parc Investments, Inc. in the amount of $50,000 was repaid directly from the proceeds from the Offering.

Issued and Vested Shares to Officers

On October 27th, 2020, the Company issued 1,623,920 shares (as adjusted) of common stock to Director and CEO Jonathan Klamkin and 1,623,920 shares (as adjusted) of common stock to Director, interim CFO and COO Lee McCarthy for an aggregate sum of $10,000 each. The stock purchase agreement contains a repurchase option whereby unvested shares may be repurchased by the Company, at the Company’s option, within 90 days after employee termination. 324,784 shares (as adjusted) vested on October 27th, 2020 and the remaining 1,299,136 shares (as adjusted) vest in equal amounts, monthly over the subsequent 4 years. At June 30, 2021, each of these officers had 541,306 vested shares, and 1,082,614 unvested shares.

Registration Rights Agreement

The Company entered into a registration rights agreement that provides for certain liquidated damages upon the occurrence of a “Registration Event,” which is defined as the occurrence of any of the following events: (a) the Company fails to file with the Commission the Registration Statement on or before the Registration Filing Date; (b) the Registration Statement is not declared effective by the Commission on or before the Registration Effectiveness Date; (c) after the SEC Effective Date, the Registration Statement ceases for any reason to remain effective or the Holders of Registrable Securities covered thereby are otherwise not permitted to utilize the prospectus therein to resell the Registrable Securities covered thereby, except for Blackout Periods permitted herein; or (d) following the listing or inclusion for quotation on an Approved Market, the Registrable Securities, if issued and outstanding, are not listed or included for quotation on an Approved Market, or trading of the Common Stock is suspended or halted on the Approved Market, which at the time constitutes the principal markets for the Common Stock, for more than three (3) full, consecutive Trading Days (other than as a result of (A) actions or inactions of parties other than the Company or its affiliates or of the Approved Market not reasonably in the control of the Company, or (B) suspension or halt of substantially all trading in equity securities (including the Common Stock) on the Approved Market). The maximum amount of liquidated damages that may be paid by the Company shall be an amount equal to eight percent (8%) of the shares covered by the registration rights agreement. This filing covered 11,010,002 shares. The Company currently expects to satisfy all of its obligations under the Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded.

NOTE 7 – STOCK-BASED COMPENSATION

During the six months ended June 30, 2021, the Company sold 723,008 shares of common stock to certain individuals in exchange for future management advisory services, for discounted prices price ranging from $.0104 to $.0195 per share. The shares are subject to restrictions that allow for repurchase of the shares by the Company due to a termination of the service agreement or other certain provisions. This repurchase right declines on a pro-rata basis over vesting periods (corresponding to the service period) ranging from 2-4 years. Related to these issuances, the Company has recorded deferred stock-based compensation of $1,372,435 for the value of the shares in excess of the purchase price paid by the advisors. The stock-based compensation will be expensed over the service period. For the six months ended June 30, 2021, $36,473 has been amortized in the Statement of Operations, and $1,335,962 is presented as deferred compensation on the balance sheet at June 30, 2021, of which $662,464 is expected to be expensed in the next twelve months.

NOTE 8 – FACILITY OPERATING LEASE

On April 1, 2021, the Company commenced an 5yr operating lease for a facility in Santa Barbara, California with total lease payments of $781,813. In addition to these lease payments, the Company is also responsible for its shares of common area operating expenses and electricity. Such expenses are considered variable costs and are not included in the measurement of the lease liability. The lease agreement also provides for the option to extend the lease for two additional sixty-month periods. The lease payments for these additional periods are not included in the lease liability amount presented on the balance sheet. The Company determined the lease constitutes a Right of Use (ROU) asset and has recorded the present value of the lease payments as an asset and liability. The value of the asset will be amortized on a straight-line basis over the 60 month period.

The following table presents maturities of operating lease liabilities on an undiscounted basis as of June 30, 2021:

2022	$157,141
2023	$161,069
2024	$165,096
2025	$169,224
2026	$129,283
Total	$781,813
Less imputed interest	(14,217)
Total operating lease liability	767,596
Less: current portion	(157,141)
Lease liability, long term	$610,455

The lease term and the discount rate for the lease at June 30, 2021 is 4.75 years and 0.75%, respectively. The total operating lease costs was $39,090, $0 and $0 for the six months ended June 30, 2021, the year ended December 31, 2020 and the period from February 28, 2019 through December 31, 2019, respectively. The variable costs for common area operating expenses and electricity was $30,783, $0 and $0 for the six months ended June 30, 2021, the year ended December 31, 2020 and the period from February 28, 2019 through December 31, 2019, respectively.

Beginning April 1, 2021, the Company began subleasing a portion of their new office space in Goleta, California with Calient Technologies for 27 Castilian Drive, Goleta, CA. The lease provides for base monthly rent of approximately $13,013 through May 31, 2021 and $8,400 starting June 1, 2021 on a month-to-month basis plus common area and operating expenses. During the six months ended June 30, 2021, the Company recognized $84,743 of rent income, including reimbursement of common area and operating expenses.

NOTE 9 – WARRANTS TO PURCHASE COMMON STOCK

In connection with the Offering, we issued 348,500 warrants to purchase common stock to the Placement Agents during the six months ended June 30, 2021. The warrants carry a term of 5 years and an exercise price of $2.00.

NOTE 10 – RELATED PARTIES

The Company’s advances and notes payable are from the officers/cofounders. At the time when the Company needed funds for working capital, the business decided it would be easier to look internally for these funds rather than through banks. Such advances and notes payable were repaid during the six months ended June 30, 2021.

NOTE 11 – SUBSEQUENT EVENTS

Management evaluated subsequent events up to September 27, 2021, the date the financial statements were issued. On July 1, 2021, we sold an additional 115,000 common stock shares at the Offering Price for net proceeds (after deducting offering costs of $23,070) of $206,930 and issued an additional 11,500 warrants to purchase common stock to the Placement Agents, and we subsequently paid legal fees of $45,000 directly related to the capital raise.